As filed with the Securities and Exchange Commission on September 2, 2005
Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

EVERGREEN SOLAR, INC
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3242254 (I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, MA 01752
(508) 357-2221
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard M. Feldt
Chief Executive Officer
Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, MA 01752
(508) 357-2221
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert Sanchez, Esq.
Robert G. O’Connor, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
12 East 49thStreet, 30th Floor
New York, New York 10017-8203
(212) 999-5800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
		Maximum	Aggregate
Title of Each Class of Securities	Amount to be	Offering Price	Offering	Amount of
to be Registered	Registered	Per Share(1)	Price(1)	Registration Fee
4.375% Convertible Subordinated Notes due 2012	$90,000,000	100%	$90,000,000	$10,593
Common Stock $0.01 par value	12,178,620 (2)	(2)	(2)	(3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)	Includes 12,178,620 shares of common stock initially issuable upon conversion of the notes registered hereby at a conversion rate of 135.3180 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $7.39 per share of common stock). Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated ________, 2005
$90,000,000
EVERGREEN SOLAR, INC.
4.375% Convertible Subordinated Notes due 2012
and the Common Stock Issuable Upon Conversion of the Notes

     We issued the notes in private placements in June 2005. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.
     The notes are scheduled to mature on July 1, 2012. We will pay interest on the notes on July 1 and January 1 of each year. The first such payment will be made on January 1, 2006.
     You may convert the notes into shares of our common stock at any time before maturity or redemption or repurchase by us. The initial conversion rate is 135.3180 shares of our common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $7.39 per share), subject to adjustment in certain circumstances. In addition, under certain circumstances, if you convert your notes upon a change in control, you will be entitled to receive a make-whole premium. Our common stock is quoted on the Nasdaq National Market under the symbol “ESLR.” On August 30, 2005, the last reported sale price or our common stock was $7.05 per share.
     On or after July 6, 2008, we may, redeem the notes, in whole or in part, for cash at the prices described in this offering circular, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption, except that we may so redeem the notes before July 1, 2010 only if the closing price of our common stock exceeds 130% of the then-current conversion price of the notes for at least 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice. You may require us to repurchase the notes upon a “designated event” as described in this offering circular, at a price (which will be in cash or, in the case of a change of control, cash, shares of our common stock or a combination thereof) equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase.
     The notes are not listed on any securities exchange or included in any automated quotation system. Shares of our common stock are quoted on the Nasdaq National Market under the symbol “ESLR.” The closing sale price of the shares on August 30, 2005 was $7.05 per share.
     The notes will be subordinate in right of payment to all our existing and future senior debt as described in this prospectus.
     Investing in the notes and the common stock into which the notes are convertible involves risks. See “Risk Factors” beginning on page 8.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is ___________ __, 2005

SUMMARY
     This summary contains basic information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus and the other documents we refer to or incorporate by reference carefully, including the section entitled “Risk Factors” in this prospectus and our consolidated financial statements and the schedules and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2005. When used in this prospectus, unless otherwise indicated, the terms “Evergreen Solar,” “we,” “us” and “our” refer to Evergreen Solar, Inc. and its wholly owned subsidiaries.
Our Company
     We develop, manufacture and market solar power products enabled by our proprietary String Ribbon technology that provide reliable and environmentally clean electric power throughout the world. String Ribbon technology is an efficient process for manufacturing crystalline silicon wafers, which are the primary components of photovoltaic cells. Photovoltaic cells generate direct current electricity when exposed to sunlight. We believe that our proprietary and patented technologies offer significant design, cost and manufacturing advantages over competing solar power technologies.
     Our revenues today are primarily derived from the sale of solar modules, which are assemblies of photovoltaic cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. We sell our products using distributors, systems integrators and other value-added resellers, who often add value through system design by incorporating our modules with batteries, associated electronics, structures and wiring systems. Applications for our products include on-grid generation, in which supplemental electricity is provided to an electric utility grid, and off-grid generation for markets where access to conventional electric power is not economical or physically feasible. Our products are currently sold primarily in Germany and the United States.
     In January 2005, we entered into a strategic partnership agreement with Q-Cells AG, or Q-Cells. Q-Cells is the world’s largest independent manufacturer of solar cells, whose crystalline solar cells are among the highest efficiency solar cells commercially available. The agreement provides for the organization and capitalization of EverQ GmbH, or EverQ, which is a limited liability company incorporated under the laws of Germany and our consolidated subsidiary. The purpose of the strategic partnership with Q-Cells is to develop and operate a facility in Germany to manufacture, market and sell solar products based on our proprietary String Ribbon technology using fabrication processes that combine our and Q-Cell’s manufacturing technologies.
     The manufacturing facility contemplated by the strategic partnership is located in Thalheim, Germany and have an initial capacity of 30 megawatts, or MW. Based upon the success of the initial operations of this facility, we and Q-Cells intend over the long term, if economically viable, to expand the capacity of this facility up to approximately 120 MW. Subject to certain conditions set forth in the strategic partnership agreement, we and Q-Cells have agreed to finance a majority of the expenditures necessary for the establishment and initial operation of EverQ through cash contributions in amounts payable over time that total 46 million euros (of which contributions of approximately 22 million euros have been made as of August 30, 2005), of which we would be responsible for 75.1%. The financing of our portion of these expenditures may be made with cash-on-hand or proceeds from additional equity or debt financings, or other credit arrangements. After reduction of the 46 million euro commitment for any debt incurred by EverQ, including loans from Q-Cells or us, we will be responsible for 75.1% of any equity contributions. In addition to these amounts, it is our intention, and the financing plans currently require, that we finance approximately 28 million euros of such expenditures through public grants under a German grant program. On April 25, 2005, EverQ received notification that, subject to certain conditions, including receipt of European Union approval, it will receive German government grants which, together with tax incentives we expect to receive from German government authorities, would amount to approximately 28 million euros to fund costs associated with the development of the manufacturing facility to be built in Thalheim, Germany. We believe our strategic partnership with Q-Cells will accelerate the availability of wafer, cell and module manufacturing capacity based on String Ribbon technology and provide greater access to the European solar market.
Industry Overview
     Electric power is an increasingly vital component of the global economy, accounting for a greater share of overall energy use as reliance on electricity-dependent technology grows. According to the U.S. Department of Energy, worldwide demand for electricity is expected to nearly double over the next two decades. Current electricity generation is dominated by fossil fuel sources, including coal, natural gas and oil. We believe environmental regulations, lack of infrastructure reliability and long-term fossil fuel supply constraints present challenges to expanding conventional generation capacity and that future demand for electricity will not be adequately met through traditional fossil fuel-based generation technologies alone. We believe distributed generation technology, in which electricity generation at the point-of-use supplements or bypasses the electric utility grid, is one of the most promising areas for growth in the global electric power industry.
     Solar power has emerged as one of the primary distributed generation technologies. According to PV Energy Systems, a solar industry consultancy, worldwide shipments of photovoltaic modules grew at a compound rate of 43% between 1999 and 2004, reach 1,195 MW, or $3.6 billion, in 2004. Credit Lyonnais Securities Asia quoted in Photon, a photovoltaic industry publication, forecasted solar power sales of over 1,500 MW for 2005. PV Energy Systems, forecasts that over 4,000 MW of photovoltaic systems will be shipped in 2010. Germany, Japan and the United States presently comprise the majority of world market sales for solar power systems. Government policies in these countries, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers
Our Technology Solutions
     We believe our String Ribbon manufacturing technology offers a substantial opportunity to reduce manufacturing costs and simplify manufacturing processes. String Ribbon technology has the following significant advantages:
•	Efficient materials use. String Ribbon technology allows us to produce more power from the same amount of silicon feedstock than other manufacturers can currently achieve with bulk crystalline technologies. As long as the supply of silicon remains limited, higher yield from raw silicon is critical to the growth of the industry.

•	Continuous processing. Our technology permits the continuous growth of crystalline silicon ribbon, which can lead to high automation, efficient equipment use and improved productivity.

•	Energy and environmental benefits. String Ribbon uses less energy and substantially reduces the use of hazardous materials, particularly acids and cutting oils, relative to bulk crystalline technology.
Our Business Strategy
     Our business strategy is to develop, manufacture and market solar power products that use our technologies in commercial applications around the world. We are focused on the following steps to implement our strategy:
•	Maintain our technology leadership through continuous innovation. We believe that our proprietary and patented technologies provide us with competitive advantages. We intend to continue to invest in improving our technologies and their commercial applications with the goal of reducing manufacturing costs without impairing product performance or reliability.

•	Expand our market reach through strategic partnerships. We intend to increase our addressable markets and further leverage our String Ribbon technology through strategic partnerships with other participants in the solar technology market.

•	Lower our manufacturing costs and increase our capacity. We have focused on manufacturing process improvements to increase output capacity and reduce our costs. We recently transitioned to our third-generation technology, which more than doubled our wafer capacity performance and significantly reduced our manufacturing costs. We are actively developing new technologies that we believe will further increase our capacity, improve our silicon utilization and reduce our costs.

•	Focus on higher growth areas of the solar market where we have the greatest competitive advantage. We intend to primarily target the on-grid markets and the off-grid rural electrification market, which we believe are the fastest growing and highest potential solar power markets.

•	Diversify and differentiate our product lines. In addition to core wafer and cell technology, we believe our technologies related to module manufacturing processes and components may allow us to differentiate future products to meet market demands.

     We were incorporated in Delaware in August 1994. Our executive offices are located at 138 Bartlett Street, Marlboro, Massachusetts 01752, and our telephone number is (508) 357-2221. We maintain an Internet website at http://www.evergreensolar.com (which is not intended to be an active hyperlink in this offering circular). The information at our website is not incorporated in this prospectus by reference, and you should not consider it part of this prospectus.

The Offering
     The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Notes.” For purposes of the description of notes included in this prospectus, references to “the company,” “issuer,” “Evergreen Solar,” “us,” “we” and “our” refer only to Evergreen Solar, Inc. and do not include our subsidiaries.

Issuer	Evergreen Solar, Inc., a Delaware corporation.

Securities Offered	$90,000,000 principal amount of 4.375% Convertible Subordinated Notes due 2012.

Maturity Date	July 1, 2012.

Ranking	The notes:

• are our subordinated unsecured obligations;

• rank subordinate in right of payment to all of our existing and future senior debt; and

• are structurally subordinated to our subsidiaries’ liabilities.

At July 2, 2005, the aggregate principal amount of senior debt of Evergreen Solar outstanding was approximately $1.5 million and our subsidiaries did not have any liabilities (excluding obligations that are inter-company in nature and trade payables incurred in the ordinary course of business). The indenture governing the notes does not prevent us or our subsidiaries from incurring senior debt or any other additional debt or other obligations.

Interest	We will pay 4.375% per annum on the principal amount of notes, payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2006. The interest rate will be calculated using a 360-day year composed of twelve 30-day months.

Conversion	You may convert the notes into shares of our common stock at a conversion rate of 135.3180 shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $7.39 per share), subject to adjustment, at any time before the close of business on the business day immediately before the maturity date, unless your notes have been previously redeemed or repurchased.

Optional Redemption	On or after July 6, 2008, we may redeem the notes, in whole or in part, for cash at the prices described in this offering circular, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption, except that we may so redeem the notes before July 1, 2010 only if the closing price of our common stock exceeds 130% of the then-current conversion price of the notes for at least 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice. See “Description of the Notes — Provisional Redemption” and “— Optional Redemption.”

Repurchase at the Option of the Holder Upon a Designated Event	You may require us to repurchase all or a portion of your notes upon the occurrence of a designated event at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to but not including, the repurchase date. A designated event will be deemed to have occurred upon a change in control or a termination of trading (as defined under “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event”). Upon a change in control, we may, at our option, elect to pay the repurchase price in cash, shares of our common stock valued at a discount of 5% from the market price of our common stock or a combination thereof, subject to our satisfaction of certain conditions. Upon a termination of trading, we will pay the repurchase price in cash. See “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event.”

Make Whole Premium Upon a Change in Control	If you elect to convert your notes upon the occurrence of a change in control, under certain circumstances, you will be entitled to receive, in addition to a number of shares of our common stock equal to the applicable conversion rate, an additional number of shares of our common stock, which we refer to as the make whole premium.

Public Acquiror Change in Control	In lieu of paying a make whole premium, in the event of a change in control that involves a publicly traded entity, we may elect to adjust the conversion rate and related conversion obligation such that from and after the effective date of such change in control, holders of the notes will be entitled to convert their notes into an adjusted number of shares of the public acquiror’s common stock. See “Description of the Notes — Public acquiror Change in Control.”

Use of Proceeds	We will not receive any of the net proceeds from the sale by any selling securityholder of the notes or the underlying common stock into which the notes may be converted.

Registration Rights	Under the registration rights agreement that we entered into with the initial purchasers in connection with the initial placement of the notes, we have filed the registration statement, of which this prospectus is a part, with the Securities and Exchange Commission. If we fail to comply with certain of the terms under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes. See “Description of Notes — Registration Rights of Noteholders.”

Trading	Our common stock is quoted on the Nasdaq National Market under the symbol “ESLR.” The notes will not be listed.

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 8 of this prospectus in deciding whether or not to invest in the notes.

Evergreen Solar Inc.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

	Year Ended December 31,					Period
						Ended
	2000	2001	2002	2003	2004	July 2, 2005
Net loss	$(5,205)	$(12,477)	$(13,199)	$(14,974)	$(19,363)	$(7,712)
Fixed charges:
Interest portion of operating lease (A)	130	206	167	169	210	112
Debt interest	—	—	—	—	74	195

Total fixed charges	130	206	167	169	284	307

Net loss less fixed charges	(5,075)	(12,271)	(13,032)	(14,805)	(19,079)	(7,405)

Ratio of earnings to fixed charges	(B )	(B )	(B )	(B )	(B )	(B )

Supplemental information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges	$(5,205)	$(12,477)	$(13,199)	$(14,974)	$(19,363)	$(7,712)

(A)	Represents an approximate interest factor of 1/3 of operating rentals

(B)	Earnings are inadequate to cover fixed charges; additional earnings required presented as supplemental information in the above table

RISK FACTORS
     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations financial results. Our business, financial condition or results of operations could be harmed by any of these risks. Our ability to repay the notes could be impaired, and the trading price of our common stock could decline, due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.
Risks Relating to Our Financial Results
Evaluating our business and future prospects may be difficult due to the rapidly changing market landscape.
     There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. Although we were formed in 1994 to research and develop crystalline silicon technology for use in manufacturing solar power products and began shipping product from our pilot manufacturing facility in 1997, we first shipped commercial products from our Marlboro manufacturing facility in September 2001. Relative to the entire solar industry, we have shipped only a limited number of solar power modules and have recognized limited revenues.
     The market we are addressing is rapidly evolving and is experiencing technological advances and new market entrants. Our future success will require us to scale our manufacturing capacity significantly beyond the capacity of our Marlboro, Massachusetts manufacturing facility, and our business model and technology are unproven at significant scale. Moreover, our strategic partnership with Q-Cells is only in the early planning stages and because it is our first strategic partnership relationship, we have limited experience upon which to predict whether it will be successful. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a growing and rapidly evolving market.
We have a history of losses, expect to incur substantial further losses and may not achieve or maintain profitability in the future, which may decrease the market value of our stock.
     Since our inception, we have incurred significant net losses, including net losses of $19.4 million for the year ended December 31, 2004 and $7.7 million for the period ended July 2, 2005. Principally as a result of ongoing operating losses, we had an accumulated deficit of $83.4 million as of July 2, 2005. We expect to incur substantial losses for the foreseeable future, and we may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future, which could materially decrease the market value of our common stock. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we seek to:
•	expand our manufacturing operations, whether domestically or internationally, including the manufacturing facility in Germany contemplated by our strategic partnership with Q-Cells;

•	develop our distribution network;

•	continue to research and develop our products and manufacturing technologies;

•	implement internal systems and infrastructure in conjunction with our growth; and

•	hire additional personnel.
     We do not know whether our revenues will grow at all or grow rapidly enough to absorb these expenses, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results.

Risks Relating to Our Industry, Products and Operations
We will need to raise significant additional capital in order to fund our operations and to continue to grow our business, which subjects us to the risk that we may be unable to maintain or grow our business as planned and that our stockholders may be subject to substantial additional dilution.
     In order to satisfy our existing capital requirements and to fund the continuing capacity expansion of our Marlboro, Massachusetts manufacturing facility, in June 2004 we consummated a private placement offering of $18.8 million, net of financing costs of $1.2 million, and in August 2004 we secured a $5 million line of credit. We also raised an additional $62.3 million, net of offering costs of approximately $4.4 million, from the public sale of our common stock in February 2005. Additionally, we issued Convertible Subordinated Debt with a principal amount of $90 million, providing us with approximately $86.9 million, net of issuance costs of $3.1 million. We believe that our current cash, cash equivalents and short-term investments, together with the proceeds available under our line of credit, will be sufficient to fund our operating expenditures over the next 12 months. However, we may need to raise significant additional capital in order to further enhance our operating infrastructure, to further increase manufacturing capacity through the build-out of other manufacturing facilities, including the manufacturing facility we plan to build in Germany as contemplated by our strategic partnership with Q-Cells and to advance our research and development programs that are key to refining our products and to lowering our manufacturing costs. We may also require additional capital to respond to competitive pressures and acquire complementary businesses or necessary technologies. We do not know whether or not we will be able to raise additional financing or financing on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts or otherwise respond to competitive pressures would be significantly impaired. In such a case, our stock price would likely be materially and adversely impacted.
     In addition, if we raise additional funds through the issuance of equity or convertible or exchangeable securities, the percentage ownership of our existing stockholders will be reduced. These newly issued securities may have rights, preferences and privileges senior to those of existing stockholders.
Our ability to expand our manufacturing capacity and therefore to increase revenue and achieve profitability depends to a large extent upon the success of our strategic partnership with Q-Cells. Our strategic partnership with Q-Cells is subject to numerous risks, many of which are outside of our control, and we cannot assure you that the strategic partnership will achieve its objective or otherwise be successful. If the strategic partnership is not successful, our business would be materially and adversely harmed and our stock price would decline.
     In January 2005, we entered into a strategic partnership agreement with Q-Cells. The purpose of the strategic partnership is to develop and operate a facility in Germany to manufacture, market and sell solar products based on our proprietary String Ribbon technology. As part of the strategic partnership, subject to certain conditions under the strategic partnership agreement, we and Q-Cells have agreed to finance a majority of the expenditures necessary for the establishment and initial operation of the strategic partnership through cash capital contributions in amounts payable over time that total 46 million euros (approximately $55 million at July 2, 2005 exchange rates), of which we would be responsible for 75.1%. As of July 2, 2005, approximately 12 million euros has been contributed by both Evergreen and Q-Cells. The financing of our portion of these expenditures may be made with cash on hand or proceeds from additional equity or debt financings, or other credit arrangements. After reduction of the 46 million euro commitment for any debt incurred by EverQ, including loans from Q-Cells or us, we will be responsible for 75.1% of any equity contributions. In addition to these amounts, it is our intention, and the financing plans currently require, that we finance approximately 28 million euros of such expenditures through public grants under a German government grant program. On April 25, 2005, EverQ received notification that, subject to certain conditions, including receipt of European Union approval, it will receive German government grants which, together with tax incentives we expect to receive from German government authorities, would amount to approximately 28 million euros to fund costs associated with the development of the manufacturing facility to be built in Thalheim, Germany. If we and Q-Cells are unable to finance EverQ, we and Q-Cells would have the ability to terminate the strategic partnership. As a result, the strategic partnership remains subject to the risk that the parties may be unable to finance, both directly and through government or third party sources, the costs of building the facility, which could cause the strategic partnership to be terminated before the facility is built and result in a significant delay in our ability to expand our manufacturing capacity and our ability to significantly grow revenues and achieve profitability.
     In addition, our strategic partnership with Q-Cells subjects us to the risks inherent in complex strategic partnership transactions with third parties located in international markets, including the following:
•	the strategic partnership will be highly dependent on Q-Cells’ expertise in the rapid development of solar product manufacturing facilities in Germany; therefore, if for any reason, Q-Cells does not devote the personnel necessary to assist us in the development of our facility, the strategic partnership may experience delays and cost-overruns or may be unsuccessful in the establishment of the operation;

•	the strategic partnership contemplates that both we and Q-Cells will contribute certain technologies to the strategic partnership in order to establish a novel manufacturing processes based on a combination of our respective technologies; as such, the success of the strategic partnership depends on our ability to integrate our respective technologies and manufacturing processes in order to produce competitive solar products in the world marketplace; such integration is unproven and if we are unable to integrate our technologies and manufacturing processes, the prospects for the strategic partnership would be limited;

•	government grants that have been approved may be subject to forfeiture or repayment in whole or in part if EverQ fails to continue to meet the conditions for such grants or if such grants for any reason become unavailable from German or European Union sources;

•	the establishment of the facility may result in cost overruns, delays, equipment problems and construction, start-up and other operating difficulties, any of which could adversely affect the ability of the strategic partnership to achieve or grow revenue on the timeframe we expect;

•	although initially a minority shareholder in the strategic partnership, Q-Cells will have the ability to influence the strategic direction of the strategic partnership and other material decisions of the strategic partnership; as a result, we may be unable to take certain actions that we believe would be in our best interests, which, given the expected materiality of the strategic partnership to our combined operations, could significantly harm our business; further, we may be liable to third parties for the material decisions and actions of Q-Cells in the strategic partnership, which actions may harm the strategic partnership and our business;

•	the establishment of the strategic partnership will require significant management attention and will place significant strain on our ability to manage effectively both our operations in Marlboro and the operations of the strategic partnership in Germany;

•	the strategic partnership may subject us to multiple, conflicting and changing laws, regulations and tax schemes;

•	the strategic partnership may be unable to obtain, maintain or enforce adequate intellectual property rights and protection due to limited or unfavorable intellectual property protection and may be subject to claims or suits alleging infringement of third party intellectual property rights;

•	EverQ may be unable to obtain, maintain or enforce adequate intellectual property rights and protection due to limited or unfavorable intellectual property protection and may be subject to claims or suits alleging infringement of third party intellectual property rights;

•	under certain circumstances, if we exit the strategic partnership with Q-Cells, the strategic partnership entity will continue to have certain rights to our proprietary technologies that we are licensing to it and thereby compete with us;

•	two years after the date of the strategic partnership agreement, Q-Cells may engage in ribbon technology-related activities in competition with us;

•	limitations on dividends or restrictions against repatriation of earnings may limit our ability to capitalize on earnings from the strategic partnership;

•	the operation of the manufacturing facility may experience seasonal reductions in productivity common in certain foreign countries, such as the summer months in Europe;

•	EverQ may be subject to increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

•	the strategic partnership may be subject to increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

•	the strategic partnership may be unable to successfully hire and retain the additional personnel necessary to operate the facility, which is expected to require approximately 400 employees for the initial capacity expansion;

•	we will be exposed to fluctuations in currency exchange rates; and

•	we may experience difficulties in staffing and managing international operations, including the difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.
     As a result, there can be no assurance that the strategic partnership will be successful in establishing the facility or, once established, that the strategic partnership will attain the manufacturing capacity or the financial results that we currently expect.
     In addition, our strategic partnership with Q-Cells subjects us to a risk that in the future we may be unable to consolidate the EverQ financial results into our financial statements. We consolidate the financial statements of EverQ in accordance with the provisions of FASB FIN 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” In the event that Q-Cells increases its ownership interest or for any reason our ownership interest in EverQ decreases, we may be unable under generally accepted accounting principles to continue to consolidate. As a result, we are subject to the risk that period-to-period comparisons of our financial statements in the future may be difficult to make.
The continuing improvement of our manufacturing facility in Marlboro, Massachusetts may take longer, cost more than we expect and may not deliver the performance improvements that we expect, which would likely result in lower revenues and earnings than anticipated.
     If we fail to successfully continue the improvement of our Marlboro manufacturing facility, our business and results of operations would likely be materially impaired. We are in the process of implementing improvements to the manufacturing equipment in order to decrease the operating costs and to improve the capabilities of the manufacturing facility. This process has required and will continue to require a significant investment of capital and substantial engineering expenditures and is subject to significant risks including:
•	we may experience cost overruns, delays, equipment problems and other operating difficulties;

•	our manufacturing processes use custom-built equipment that may not be delivered and installed in a timely manner;

•	our custom-built equipment may take longer and cost more to debug than planned and may never operate as designed;

•	we are incorporating first-time equipment designs and technology improvements, which we expect to lower unit capital and operating costs, but this new technology may not be successful; and

•	we may elect to use a portion of our manufacturing capacity for research and development purposes, thereby reducing our commercial output from our Marlboro facility.
     If we experience any of these or similar difficulties, we may be unable to complete the build-out of our Marlboro facility and our manufacturing capacity could be substantially constrained, in which case our per unit manufacturing costs would increase, we would be unable to increase sales as planned and our revenues and earnings would likely be materially impaired.

Our future success substantially depends on our ability to significantly increase our manufacturing capacity through the development of additional manufacturing facilities. We may be unable to achieve our capacity expansion goals as a result of a number of risks, which would limit our growth potential, impair our operating results and financial condition and cause our stock price to decline.
     Our future success depends on our ability to increase our manufacturing capacity through the development of additional manufacturing facilities. If we are unable to do so, we may not be able to achieve the production volumes and per unit costs that will allow us to meet customer demand, maintain our competitive position and achieve profitability. Our ability to develop additional manufacturing facilities is subject to significant risk and uncertainty, including:
•	we may need to continue to raise significant additional capital through the issuance of equity or convertible or debt securities in order to finance the costs of development of any additional facility, which we may be unable to do on reasonable terms or at all, and which could be dilutive to our existing stockholders;

•	the build-out of any additional facility will be subject to the risks inherent in the development of a new manufacturing facility, including risks of delays and cost overruns as a result of a number of factors, many of which may be out of our control, such as delays in government approvals or problems with supplier relationships;

•	our manufacturing processes, particularly those that incorporate improvements to our String Ribbon technology, are unproven at large scale and may prove difficult to implement in any new facility;

•	we may be required to depend on third parties or strategic partnerships that we establish in the development and operation of a facility, which may subject us to risks that such third parties do not fulfill their obligations to us under our arrangements with them;

•	the establishment of any new facility will require significant management attention, and our management team, which has limited experience in the development of such facilities, may be unable to execute the expansion plan effectively; and

•	if a new facility is established internationally, we may encounter legal restrictions and liability, encounter commercial restrictions and incur taxes and other expenses to do so and otherwise be subject to the risks inherent in conducting business in a foreign jurisdiction as described elsewhere in this section.
     If we are unable to develop and successfully operate additional manufacturing facilities, or if we encounter any of the risks described above, we may be unable to scale our business to the extent necessary to achieve profitability, which would cause our stock price to decline. Moreover, there can be no assurance that if we do expand our manufacturing capacity that we will be able to generate customer demand for our solar power products at these production levels or that we will increase our revenues or achieve profitability.
Because we depend on single and sole source suppliers for a number of specialized materials, including silicon, string and others necessary to manufacture our solar power products, we are susceptible to supplier and industry-wide supply shortages and price volatility, which could adversely affect our ability to meet existing and future customer demand for our products and cause us to make fewer shipments, generate lower than anticipated revenues and manufacture our products at higher than expected costs.
     We have single and sole source suppliers for a number of specialized materials necessary to manufacture our solar power products, which makes us susceptible to quality issues, shortages and price changes for these materials. Specifically, our supplier of the silicon we have historically used in the manufacture of our solar power products is also a supplier to the semiconductor industry, which has significantly greater buying power and market influence than we have or anyone else in the solar power industry has. As a result, any increase in the demand for silicon from the semiconductor industry may cause us to encounter shortages or delays in obtaining the specialized silicon to be used in the manufacture of our solar power products, which could result in customer dissatisfaction and decreased revenues. In addition, by December 2004 our silicon supplier raised prices approximately 43% since the second quarter of 2004, and as of July 2, 2005, our supplier has since raised prices an additional 38%. Price increases have in the past negatively impacted, and could in the future negatively impact, our manufacturing costs. We currently acquire silicon from a single supplier through purchase orders and we have no long-term commitments, beyond the end of January 2006, regarding supply or price from this supplier, which leaves us vulnerable to the risk that our supplier may stop supplying silicon after this date to us for any reason, including its financial viability. If this occurs, our ability to manufacture our solar power products may be limited in any given period, which would cause our revenues to decline in any such period.
Our dependence on a limited number of third party suppliers for raw materials, key components for our solar power products and custom-built equipment for our operations could prevent us from delivering our products to our customers within required timeframes, which could result in order cancellations and loss of market share.
     We manufacture all of our solar power products using materials and components procured from a limited number of third-party suppliers. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share. We currently do not have contracts with many of our suppliers and may not be able to procure sufficient quantities of the materials and components necessary to manufacture our products on acceptable commercial terms or at all. To the extent the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials and components from alternative suppliers. The failure of a supplier to supply materials and components in a timely manner, or to supply materials and components that meet our quality, quantity and cost requirements could impair our ability to manufacture our products or increase their costs, particularly if we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us. Certain of the capital equipment used in the manufacture of our solar power products has been developed and made specifically for us, is not readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. Consequently, any damage to or break down of our manufacturing equipment at a time we are manufacturing commercial quantities of our products may have a material adverse impact on our business. For example, a supplier’s failure to supply this equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay our capacity expansion of our manufacturing facility and otherwise disrupt our production schedule or increase our costs of production.
We may fail to successfully bring to market our new solar power products under development, which may prevent us from achieving increased sales and market share.
     Although we have been selling our solar power products since 1997, we expect to derive a substantial portion of our revenues from sales of our new solar power products that are under development and not yet commercially available. Some of these new products are derived from our innovative cell fabrication and advanced module design technologies, which are under development. Our total research and development expenses were $5.0 million and $1.9 million for the periods ended July 2, 2005 and June 30, 2004, respectively. If we fail to successfully develop our new solar power products or technologies, we will likely be unable to recover the losses we have incurred to develop these products and technologies and may be unable to increase our sales and market share and to become profitable. Many of our new product and manufacturing technologies are novel and represent a departure from conventional solar power technologies, and it is difficult to predict whether we will be successful in completing their development. Our manufacturing technologies have been tested only in our pilot manufacturing facility and, in most cases, only limited pre-production prototypes of our new products have been field-tested.
Our solar power products may not gain market acceptance, which would prevent us from achieving increased sales and market share.
     The development of a successful market for our solar power products may be adversely affected by a number of factors, many of which are beyond our control, including:
•	our failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;

•	our failure to produce solar power products that compete favorably against conventional energy sources and alternative distributed generation technologies, such as wind and biomass, on the basis of cost, quality and performance;

•	whether or not customers accept our new module designs under development and the techniques we are developing to mount them; and

•	our failure to develop and maintain successful relationships with distributors, systems integrators and other resellers, as well as strategic partners.
     If our solar power products fail to gain market acceptance, we would be unable to increase our sales and market share and to achieve and sustain profitability.
Technological changes in the solar power industry could render our solar power products uncompetitive or obsolete, which could reduce our market share and cause our sales to decline.
     Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. We believe that a variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our solar power products. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous for the commercialization of solar power products.
Our ability to increase market share and sales depends on our ability to successfully maintain our existing distribution relationships and expand our distribution channels.
     We currently sell our solar power products primarily to distributors, system integrators and other value-added resellers within and outside of North America, which typically resell our products to end users on a global basis. During the period ending July 2, 2005, we sold our solar power products to approximately 25 distributors, system integrators and other value-added resellers, and during 2004 we sold our solar power products to approximately 40 distributors, system integrators and other value-added resellers. If we are unable to successfully refine our existing distribution relationships and expand our distribution channels, our revenues and future prospects will be materially harmed. As we seek to grow our sales by entering new markets in which we have little experience selling our solar power products, our ability to increase market share and sales will depend substantially on our ability to expand our distribution channels by identifying, developing and maintaining relationships with resellers both within and outside of North America. We may be unable to enter into relationships with resellers in the markets we target or on terms and conditions favorable to us, which could prevent us from entering these markets or entering these markets in accordance with our plans. Our ability to enter into and maintain relationships with resellers will be influenced by the relationships between these resellers and our competitors, market acceptance of our solar power products and our low brand recognition as a new entrant.
We face risks associated with the marketing, distribution and sale of our solar power products internationally, and if we are unable to effectively manage these risks, it could impair our ability to expand our business abroad.
     From our inception through July 2, 2005, approximately 69% of our product sales have been made to distributors outside of the United States. Sales in Germany constituted approximately 65% of our total product sales for the period ended July 2, 2005. We expect that our sales both to resellers and distributors outside of North America and through our resellers and distributors to end users outside of North America, which could increase upon the establishment and operation of the manufacturing facility contemplated by our strategic partnership with Q-Cells, will continue to be significant. It will require significant management attention and financial resources to successfully develop our international sales channels. In addition, the marketing, distribution and sale of our solar power products internationally expose us to a number of markets with which we have limited experience. If we are unable to effectively manage these risks, it could impair our ability to grow our business abroad. These risks include:
•	difficult and expensive compliance with the commercial and legal requirements of international markets, with which we have only limited experience;

•	inability to obtain, maintain or enforce intellectual property rights;

•	encountering trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could affect the competitive pricing of our solar power products and reduce our market share in some countries;

•	fluctuations in currency exchange rates relative to the U.S. dollar;

•	difficulty in recruiting and retaining individuals skilled in international business operations;

•	increased costs associated with maintaining international marketing efforts;

•	difficulty of enforcing revenue collection internationally; and

•	inability to develop, manufacture, market and sell our products and services in German and other international markets due to, for example, third-party intellectual property rights.
     We expect that a portion of our international sales will be denominated in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies would cause our products to become less competitive in international markets and could result in limited, if any, sales and profitability. For the foreseeable future, market conditions will require us to denominate a majority of our sales in local currencies, which will further expose us to foreign exchange gains or losses.
     Our strategy includes establishing local manufacturing facilities in international markets. Although we have not yet constructed such a facility, our strategic partnership with Q-Cells contemplates the establishment of a manufacturing facility in Germany in 2005. As we implement our strategy, we may encounter legal restrictions and liability, encounter commercial restrictions and incur taxes and other expenses to establish our manufacturing facilities in certain countries. In addition, we may potentially forfeit, voluntarily or involuntarily, foreign assets due to economic or political instability in the countries where our local manufacturing facilities are located.
Our dependence on a small number of resellers may cause significant fluctuations or declines in our product revenues.
     From our inception through July 2, 2005, our three largest resellers accounted for approximately 62% of our product sales and our 10 largest resellers accounted for approximately 85% of our product sales. Substantially all of our sales to these resellers are made through purchase orders without long-term commitments, including under arrangements that may be cancelled without cause on short notice and that generally do not require them to make minimum purchases. Consequently, our resellers are generally permitted to obtain products from other providers of solar power products without further obligation to us. The concentration of our product sales also exposes us to credit risks associated with the financial viability of these resellers. We anticipate that sales of our solar power products to a limited number of key resellers will continue to account for a significant portion of our total product revenues for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our product revenues and negatively impact our operating results:
•	reduction, delay or cancellation of orders from one or more of our significant resellers;

•	selection by one or more of our significant resellers of products competitive with ours;

•	loss of one or more of our significant resellers and our failure to recruit additional or replacement resellers; and

•	failure of any of our significant resellers to make timely payment of our invoices.
Problems with product quality or product performance may cause us to incur warranty expenses and may damage our market reputation and prevent us from achieving increased sales and market share.
     As is consistent with standard practice in our industry, the duration of our product warranties is lengthy relative to expected product life and has recently been increasing. Our current standard product warranty includes a one or two-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. Although we have sold solar modules since 1997, none of these modules has been operating more than seven years, and a majority of them have been operating less than two years. The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.
Our success in the future may depend on our ability to establish and maintain strategic alliances, and any failure on our part to establish and maintain such relationships would adversely affect our market penetration and revenue growth.
     As part of our plan to accelerate the expansion of our manufacturing capacity and our distribution channels, we have recently entered into a strategic partnership with Q-Cells, a German company that is a leading manufacturer of solar cells. We intend to continue to establish strategic relationships with third parties in the solar power industry, particularly in international markets. Our ability to establish strategic relationships will depend on a number of factors, many of which are outside our control, such as the competitive position of our technology and our products relative to our competitors. We can provide you with no assurance that we will be able to establish other strategic relationships in the future, or that our strategic partnership with Q-Cells will be successful, and our inability in this regard will materially adversely affect our market penetration, our revenue growth and our ability to achieve profitability.
     In addition, our strategic partnership with Q-Cells, as well as any other strategic alliances that we establish, will subject us to a number of risks, including risks associated with sharing proprietary information, loss of control of operations that are material to our business and profit-sharing arrangements. Moreover, strategic alliances may be expensive to implement and subject us to the risk that the third party will not perform its obligations under the relationship, which may subject us to losses over which we have no control or expensive termination arrangements. As a result, even if our strategic alliances with third parties are successful, our business may be adversely affected by a number of factors that are outside of our control, which would in turn cause our stock price to decline.
The success of our business depends on the continuing contributions of our key personnel and our ability to attract and retain new qualified employees in a competitive labor market.
     We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals. If we were to lose the services of Richard M. Feldt, our Chief Executive Officer, President and a Director, or any of our other executive officers and key employees, our business could be materially and adversely impacted. We do not carry key person life insurance on any of our senior management or other key personnel.
     We had approximately 290 employees as of July 2, 2005, and we anticipate that we will need to hire a significant number of new highly-skilled technical, manufacturing, sales and marketing and administrative personnel if we are to successfully develop and market our products, develop our distribution network and operate our expanded manufacturing facility and the manufacturing facility we plan to be build in Germany as contemplated by our strategic partnership with Q-Cells. Competition for personnel is intense, and qualified technical personnel are likely to remain a limited resource for the foreseeable future. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. Moreover, any officer or employee can terminate his or her relationship with us at any time.
We may be affected by skilled labor shortages and labor disputes.
     We require experienced engineers, technicians and machinists to conduct our business. No assurance can be given that the supply of these skilled persons will always be adequate to meet our requirements or that we will be able to attract an adequate number of skilled persons. Labor disputes could also occur at our manufacturing facilities, which may affect our business. While our employees are not currently represented by labor unions or organized under collective bargaining agreements, labor disputes could occur at any of our facilities, including our Marlboro facility and the facility we plan to build in Germany in connection with our strategic partnership with Q-Cells, which could adversely impact our revenues and operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.
          Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal control over financial reporting, which was completed for the first time in connection with our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. We prepared for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, as we rapidly grow our business, including expansion related to our strategic partnership with Q-Cells, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, future non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from the Nasdaq National Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.
Our management team may not be able to successfully implement our business strategies because it has limited experience managing a rapidly growing company.
          If our management team is unable to manage the rapid growth of our business operations, then our product development, the expansion of our manufacturing operations and distribution network and our sales and marketing activities would be materially and adversely affected. In connection with the planned expansion of our manufacturing capacity, including the manufacturing facility we plan to build in Germany as contemplated by our strategic partnership with Q-Cells, we have undergone and anticipate undergoing further rapid growth in the scope of our operations and the number of our employees, which is likely to place a significant strain on our senior management team and other resources. In addition, we may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by this rapid growth. We may seek to augment or replace members of our management team or we may lose key members of our management team, and we may not be able to attract new management talent with sufficient skill and experience.
If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would not significantly increase and we would be unable to achieve or sustain profitability.
          The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:
•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•	fluctuations in economic and market conditions that impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by customers that tend to decrease when the United States or global economy slows;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.
We face intense competition from other companies producing solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.
          The solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. There are over 20 companies in the world that produce solar power products, including BP Solar, Kyocera Corporation, Royal Dutch Shell, Sharp Corporation, RWE SCHOTT Solar, GE Energy and Sanyo Corporation. Other existing and potential competitors in the solar power market include universities and research institutions. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that they believe will ultimately have costs similar to, or lower than, our projected costs.
          Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. Many also have greater name recognition, a more established distribution network and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential resellers and their customers and have extensive knowledge of our target markets. As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we can.
If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the solar power market.
          Our ability to compete effectively against competing solar power technologies will depend, in part, on our ability to protect our current and future proprietary technology, product designs and manufacturing processes through a combination of patent, copyright, trademark, trade secret and unfair competition laws. We may not be able to adequately protect our intellectual property and may need to defend our products and services against infringement claims, either of which could result in the loss of our competitive advantage in the solar power market and materially harm our business and profitability. We face the following risks in protecting our intellectual property and in developing, manufacturing, marketing and selling our products and services:
•	we cannot be certain that our pending United States and foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect our technology or processes;

•	given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important;

•	our license, but not our right, to practice the String Ribbon technology terminated upon the expiration of the underlying patents, which occurred during 2003 and 2004, and our historical operating experience with String Ribbon technology and our related patented and proprietary manufacturing processes may not adequately protect our competitive advantage;

•	third parties may design around our patented technologies or seek to challenge or invalidate our intellectual property rights and there is no assurance that our intellectual property rights will deter infringement or misappropriation of our intellectual property;

•	we may incur significant costs and diversion of management resources in prosecuting or defending intellectual property infringement suits;

•	we may not be successful in prosecuting or defending intellectual property infringement suits and, as a result, may need to seek to obtain a license of the third party’s intellectual property rights, which may not be available to us, whether on reasonable terms or at all;

•	the contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to competitors, strategic partners and the public; and

•	while our license to the underlying patents directed to the String Ribbon technology has expired, we own 5 United States patents, 8 pending United States patent applications, 2 granted European patent applications that have enforceable rights in 10 foreign jurisdictions and 16 pending foreign patent applications directed to various aspects of the String Ribbon technology; however, our historical operating experience with String Ribbon technology and our related patented and proprietary manufacturing processes may not adequately protect our competitive advantage now that the licensed patents have expired.
If we are subject to litigation and infringement claims, they could be costly and disrupt our business.
          In recent years, there has been significant litigation involving patents and other intellectual property rights in many technology-related industries. There may be patents or patent applications in the United States or other countries that are pertinent to our business of which we are not aware. The technology that we incorporate into and use to develop and manufacture our current and future solar power products may be subject to claims that they infringe the patents or proprietary rights of others. The success of our technology efforts will also depend on our ability to develop new technologies without infringing or misappropriating the proprietary rights of others.
          We may receive notices from third parties alleging patent, trademark or copyright infringement, claims regarding trade secrets or contract claims. Receipt of these notices could result in significant costs as a result of the diversion of the attention of management from our technology efforts. No third party has a current filed intellectual property lawsuit, arbitration or other proceeding against us. If a successful claim were brought against us, we would have to attempt to license the intellectual property right from the claimant or to spend time and money to design around or avoid the intellectual property. Any such license may not be available at reasonable terms, or at all.
          We may, however, be involved in future lawsuits, arbitrations or other legal proceedings alleging patent infringement or other intellectual property rights violations. In addition, litigation, arbitration or other legal proceedings may be necessary to:
•	assert claims of infringement or misappropriation of or otherwise enforce our intellectual property rights;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of our intellectual property rights or those of others.
          We may be unsuccessful in defending or pursuing these lawsuits or claims. Regardless of the outcome, litigation can be very costly and can divert management’s efforts. An adverse determination may subject us to significant liabilities or require us to seek licenses to other parties’ intellectual property rights. We may also be restricted or prevented from developing, manufacturing, marketing or selling a solar power product or service that we develop. Further, we may not be able to obtain any necessary licenses on acceptable terms, if at all.
          In addition, we may have to participate in proceedings before the United States Patent and Trademark office, or before foreign patent and trademark offices, with respect to our patents, patent applications, trademarks or trademark applications or those of others. These actions may result in substantial costs to us as well as a diversion of management attention. Furthermore, these actions could place our patents, trademarks and other intellectual property rights at risk and could result in the loss of patent, trademark or other intellectual property rights protection for the products and services on which our business strategy depends.
We may be unable to adequately protect or enforce our proprietary information, which may result in its unauthorized use or reduced sales or otherwise reduce our ability to compete.
          Our business and competitive position depend upon our ability to protect our proprietary technology, including any solar power products that we develop. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Any patents issued in connection with our efforts to develop new technology for solar power products may not be broad enough to protect all of the potential uses of the technology.
          In addition, when we do not control the prosecution, maintenance and enforcement of certain important intellectual property, such as a technology in-licensed to us, the protection of the intellectual property rights may not be in our hands. If the entity that controls the intellectual property rights does not adequately protect those rights, our rights may be impaired, which may impact our ability to develop, market and commercialize the related solar power products.
          Our means of protecting our proprietary rights may not be adequate, and our competitors may:
•	independently develop substantially equivalent proprietary information, products and techniques;

•	otherwise gain access to our proprietary information; or

•	design around our patents or other intellectual property.
          We pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us. However, these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. If we fail to maintain trade secret and patent protection, our potential, future revenues may be decreased.
If the effective term of our patents is decreased due to changes in patent laws or if we need to refile some of our patent applications, the value of our patent portfolio and the revenues we derive from it may be decreased.
          The value of our patents depends in part on their duration. A shorter period of patent protection could lessen the value of our rights under any patents that we obtain and may decrease the revenues we derive from our patents. For example, the United States patent laws were amended in 1995 to change the term of patent protection from 17 years after the date of a patent’s issuance to 20 years after the earliest effective filing date of the application for a patent, unless the application was pending on June 8, 1995, in which case the term of a patent’s protection expires either 17 years after its issuance or 20 years after its filing, whichever is later. Because the average time from filing of patent application to issuance of a patent there from is usually at least one year and, depending on the subject matter, may be more than three years, a 20-year patent term from the filing date may result in substantially shorter patent protection. Also, we may need to re-file some of our patent applications to disclose additional subject matter and, in these situations, the patent term will be measured from the date of the earliest priority application to which benefit is claimed in such a patent application. This would shorten our period of patent exclusivity and may decrease the revenues that we might obtain from the patents.
International intellectual property protection is particularly uncertain and costly, and we have not obtained or sought patent or trademark protection in many foreign countries where our solar power products and services may be developed, manufactured, marketed or sold.
          Intellectual property law outside the United States is even more uncertain and costly than in the United States and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as United States laws. Moreover, we have not sought, obtained or maintained patent and trademark protection in many foreign countries in which our solar power products and services may be developed, manufactured, marketed or sold by us or by others.

Existing regulations and changes to such regulations may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.
          The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.
          We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.
The reduction or elimination of government subsidies and economic incentives for on-grid applications could cause our revenues to decline.
          We believe that the growth of some of our target markets, including the market for on-grid applications, depends in part on the availability and size of government subsidies and economic incentives. Accordingly, the reduction or elimination of government subsidies and economic incentives may adversely affect the growth of these markets or result in increased price competition, which could cause our revenues to decline. Today, the cost of solar power substantially exceeds the cost of power furnished by the electric utility grid. As a result, federal, state and local governmental bodies in many countries, most notably the United States, Japan and Germany, have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government subsidies and economic incentives could be reduced or eliminated altogether.
The lack or inaccessibility of financing for off-grid solar power applications could cause our sales to decline.
          One of the markets our products address is off-grid solar power applications to developed and developing countries. In some developing countries, government agencies and the private sector have, from time to time, provided subsidies or financing on preferred terms for rural electrification programs. We believe that the availability of financing could have a significant effect on the level of sales of off-grid solar power applications, particularly in developing countries where users may not have sufficient resources or credit to otherwise acquire solar power systems. If existing financing programs for off-grid solar power applications are eliminated or if financing is inaccessible, the growth of the market for off-grid applications may be adversely affected, which could cause our sales to decline.
Our reliance on government contracts to partially fund our research and development programs could impair our ability to commercialize our solar power technologies and would increase our research and development expenses.
          We intend to continue our policy of selectively pursuing contract research, product development and market development programs funded by various agencies of the United States, state and international governments to complement and enhance our own resources. The percentage of our total revenues derived from government-related contracts was approximately 1% for the period ended July 2, 2005. As of July 2, 2005, we did not have any active research contracts.
          These government agencies may not continue their commitment to programs to which our development projects are applicable. Moreover, we may not be able to compete successfully to obtain funding through these or other programs.

A reduction or discontinuance of these programs or of our participation in these programs would increase our research and development expenses, which could impair our ability to develop our solar power technologies. In addition, contracts involving government agencies may be terminated or modified at the convenience of the agency. Other risks include potential disclosure of our confidential information to third parties and the exercise of “march-in” rights by the government. Our government-sponsored research contracts are subject to audit and require that we provide regular written technical updates on a monthly, quarterly or annual basis, and, at the conclusion of the research contract, a final report on the results of our technical research. Because these reports are generally available to the public, third parties may obtain some aspects of our sensitive confidential information. Moreover, the failure to provide these reports or to provide inaccurate or incomplete reports may provide the government with rights to any intellectual property arising from the related research. March-in rights refer to the right of the United States government or government agency to require us to grant a license to the technology to a responsible applicant or, if we refuse, the government may grant the license itself. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the technology or because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give the United States industry preference. Funding from government contracts also may limit when and how we can deploy our technology developed under those contracts.
Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.
          We are required to comply with all foreign, federal, state and local regulations regarding protection of the environment. If more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. We believe that we have all necessary permits to conduct our business as it is presently conducted. If we fail to comply with present or future environmental regulations, however, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, under some foreign, federal and state statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault.
Product liability claims against us could result in adverse publicity and potentially significant monetary damages.
          Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the solar power products we sell results in injury. Since our products are electricity producing devices, it is possible that consumers could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. In addition, since sales of our existing products have been modest and the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether or not product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We have evaluated the potential risks we face and believe that we have appropriate levels of insurance for product liability claims. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and if our insurance protection is inadequate to cover these claims, they could require us to make significant payments.
Risks Related to the Notes and Our Common Stock
Our officers and directors control approximately 18% of our voting stock and may be able to significantly influence corporate actions.
          As of July 2, 2005, our executive officers and directors and entities affiliated with them beneficially owned approximately 18% of our voting stock. As a result, these stockholders, acting together, may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors, the approval of charter and by-law amendments and the approval of mergers or other business combinations. The interests of these and other of our existing stockholders may conflict with the interests of our other stockholders.

Substantial leverage and debt service obligations may adversely affect our cash flows.
          In connection with the initial sale of the notes in June 2005, we incurred new indebtedness of $90 million. As a result of this indebtedness, our principal and interest payment obligations increased substantially. The degree to which we are leveraged could, among other things:
•	make it difficult for us to make payments on the notes;

•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all, including financing to fund the development or expansion of EverQ’s manufacturing operations;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.
          Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.
The notes are subordinate in right of payment to all of our senior debt and structurally subordinated to all liabilities of our subsidiaries.
          The notes are unsecured and subordinate in right of payment to all of our existing and future senior debt. Because the notes are subordinated to our senior debt, in the event of our liquidation or insolvency or other events of default on our senior debt or upon acceleration of the notes under the indenture, we will be permitted to make payment on the notes only after our senior debt has been paid in full. After paying our senior debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on our senior debt. In addition, all payments on the notes will be blocked in the event of a payment default on certain senior debt and may be blocked for up to 179 days in the event of certain non-payment defaults on certain senior debt.
          None of our subsidiaries will guarantee our obligations under, or has any obligation to pay amounts due on, the notes. As of July 2, 2005, the aggregate principal amount of senior debt of Evergreen Solar outstanding was approximately $1.5 million and our subsidiaries did not have any liabilities (excluding obligations that are inter-company in nature and trade payables incurred in the ordinary course of business).
We have broad discretion in how we use the net proceeds of the initial sale of the notes, and we may not use these proceeds in a manner desired by our stockholders.
          Our management will have broad discretion with respect to the use of the net proceeds from the initial sale of the notes and investors will be relying on the judgment of our management regarding the application of these proceeds. Our management could spend most of the net proceeds from the initial sale of the notes in ways that our stockholders may not desire or that do not yield a favorable return. You will not have the opportunity, as part of your investment in the notes, to influence the manner in which the net proceeds of the initial sale of the notes are used. As of the date of this prospectus, we plan to use the net proceeds from the initial sale of the notes for general corporate purposes, including capital expenditures, research and development and potential investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies, to fund further enhancements of our operating infrastructure and manufacturing capacity increases and for working capital. Our future financial performance may differ from our current expectations or our business needs may change as our business and the industry we address evolve. As a result, the proceeds we receive from the initial sale of the notes may be used in a manner significantly different from our current expectations.

The make whole premium payable on notes converted in connection with a change in control, under certain circumstances, may not adequately compensate you for any loss you may experience as a result of such change in control.
          If a change in control occurs, under certain circumstances, we will pay a make whole premium on notes converted in connection with such change in control. The amount of the make whole premium will be determined based on the date on which the change in control becomes effective and the price paid per share of the shares of our common stock in the transaction constituting such change in control, as described below under “Description of the Notes — Determination of the Make Whole Premium.” The amount of the make whole premium you may receive may not adequately compensate you for any loss you may experience as a result of such change in control. In addition, if the market price of shares of our common stock at the time of such change in control is greater than $50.00 per share or less than $6.16 per share (in each case, subject to adjustment), no make whole premium will be paid.
We may be unable to repay the notes at maturity or repurchase the notes upon the occurrence of a designated event.
          At maturity, the entire outstanding principal amount of the notes will become due and payable by us. You may also require us to repurchase all or a portion of your notes upon the occurrence of a designated event at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but not including, the repurchase date. We cannot assure you that we will have sufficient funds, or that any of our other then-existing debt agreements will permit us, to repay the principal amount at maturity or repurchase the notes or pay any applicable make whole premium upon a designated event. Upon a designated event that is a change in control, you may not necessarily receive cash as we have the right to elect to pay you the purchase price in cash, shares of our common stock valued at a discount of 5% from the market price of our common stock or a combination thereof, subject to our satisfaction of certain conditions.
          Our failure to repay the notes at maturity or to repurchase tendered notes upon a change in control would constitute an event of default under the indenture that governs the notes and may also constitute an event of default under any other indenture or other agreement governing then-existing indebtedness, which could prevent us from repurchasing the notes or paying any applicable make whole premium. If a change in control occurred and accelerated our other indebtedness, we cannot assure you that we would have sufficient financial resources, or be able to arrange sufficient financing, to repay the principal amount at maturity or pay the repurchase price for the notes and any applicable make whole premium and amounts due under any other indebtedness. The change in control feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our stockholders. Our obligation to offer to repurchase the notes upon a change in control would not necessarily afford protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
The notes are not protected by restrictive covenants, including financial covenants.
          Neither we nor our subsidiaries are restricted from incurring additional debt, including senior debt, or liabilities under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. For example, we expect to incur additional debt or enter into other credit arrangements in connection with the financing of our portion of the expenditures necessary for the establishment and initial operations of EverQ. In addition, the indenture does not restrict us or any of our subsidiaries from paying dividends or issuing or repurchasing securities.
Conversion of the notes will dilute the ownership interest of existing stockholders, including stockholders who had previously converted their notes.
          The conversion of the notes into shares of our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the shares of our common stock issuable upon conversion of the notes could adversely affect prevailing market prices of our shares of common stock. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or facilitate trading strategies involving the notes and shares of our common stock, all of which could have an adverse impact on the market price of the notes and the shares of our common stock issuable upon conversion of the notes.

There is no public market for the notes.
          There is no established public trading market for the notes. At the time of the original issuance of the notes in private placement transactions in June 2005, the initial purchasers of the notes advised us that they may make a market in the notes. However, these purchasers are not obligated to do so. If the initial purchasers maintain a market in the notes in the future, they could stop making such market at any time without notice. In addition, their market-making activity will be subject to the limits imposed by the Securities Act and Securities Exchange Act of 1934, or the Exchange Act. Accordingly, no market for the notes may develop, and any market that develops may not last. If an active market for the notes fails to develop or is not sustained, the trading price of the notes could significantly decrease. We do not intend to apply for listing of the notes on any securities exchange or other stock market.
          If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.
The notes may not be rated or may receive a lower rating than anticipated.
          The notes are not currently rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, reduces their rating in the future, withdraws their rating in the future, or indicates that it will have their ratings on the notes under surveillance or review with possible negative implications, the market price of the notes and our common stock could be harmed. In addition, a ratings downgrade could adversely affect our ability to access capital.
The market price of the notes could be significantly affected by the market price of our common stock, which can be volatile, and other factors.
          We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to the following factors, some of which are beyond our control.
          Our common stock is quoted on the Nasdaq National Market. The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by the Nasdaq National Market, have ranged from $2.04 to $7.76 for the 52-week period ended July 2, 2005. Our operating performance will significantly affect the market price of our common stock. To the extent we are unable to compete effectively and gain market share or the other factors described in this section affect us, our stock price will likely decline. The market price of our common stock also may be adversely impacted by broad market and industry fluctuations regardless of our operating performance, including general economic and technology trends. The Nasdaq National Market has, from time to time, experienced extreme price and trading volume fluctuations, and the market prices of technology companies such as ours have been extremely volatile. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. This litigation often results in substantial costs and a diversion of management’s attention and resources.
          Our quarterly revenue and operating results have fluctuated significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, including:
•	the size and timing of customer orders for or shipments of our products;

•	the rate and cost at which we are able to expand our manufacturing capacity to meet product demand, including the rate and cost at which we are able to implement advances in our String-Ribbon technology;

•	our ability to establish and expand key customer and distributor relationships;

•	our ability and the terms upon which we are able to raise capital sufficient to finance the expansion of our manufacturing capacity and our sales and marketing efforts;

•	our ability to establish a manufacturing facility in Germany as contemplated by our strategic partnership with Q-Cells at the costs and on the time frame that we expect;

•	the extent to which Q-Cells increases its ownership in EverQ in the future and thereby reduces our share of profits and losses from EverQ in future periods;

•	the extent to which any change in the capital structure of EverQ in the future causes us to be unable to consolidate EverQ’s financial results;

•	our ability to establish strategic relationships with third parties to accelerate our growth plans;

•	the amount and timing of expenses associated with our research and development programs and our ability to develop enhancements to our manufacturing processes and our products;

•	delays associated with the supply of specialized materials necessary for the manufacture of our solar power products;

•	our ability to execute our cost reduction programs;

•	one time charges resulting from replacing existing equipment or technology with new or improved equipment or technology as part of our strategy to expand our manufacturing capacity and to decrease our per unit manufacturing cost;

•	developments in the competitive environment, including the introduction of new products or technological advancements by our competitors; and

•	the timing of adding the personnel necessary to execute our growth plan.
          We anticipate that our operating expenses will continue to increase significantly, particularly as we increase our capital expenditures to build our planned manufacturing facility in Germany, as contemplated by our strategic partnership with Q-Cells. If our product revenues in any quarter do not increase correspondingly, our net losses for that period will increase. Moreover, given that a significant portion of our operating expenses is largely fixed in nature and cannot be quickly reduced, if our product revenues are delayed or below expectations, our operating results are likely to be adversely and disproportionately affected. For these reasons, quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and you should not rely on results of operations in any particular quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or public market analysts in any quarter, the market value of our common stock would likely decrease, and it could decrease rapidly and substantially.
The conversion rate of the notes may not be adjusted for some dilutive events.
          The conversion rate of the notes is subject to adjustment for certain events, including, without limitation, the issuance of stock dividends on shares of our common stock, the issuance of certain rights or warrants, subdivisions or combinations of shares of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our shares of our common stock and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of shares of our common stock for cash, that may adversely affect the trading price of the notes or the shares or our common stock. We cannot assure you that an event that adversely affects the value of the notes or our common stock, but does not result in an adjustment to the conversion rate, will not occur.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
          If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when we deliver shares thereof to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of shares of our common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.
Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.
          We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain our earnings to support operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. Additionally, under the terms of the Loan Agreement with Silicon Valley Bank we are prohibited from declaring or paying dividends above an aggregate threshold of $500,000. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.
We are subject to anti-takeover provisions in our charter and by-laws and under Delaware law that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.
          Provisions of our certificate of incorporation and by-laws, as well as Delaware law, could make it more difficult and expensive for a third party to pursue a tender offer, change in control transaction or takeover attempt that is opposed by our board of directors. Stockholders who wish to participate in these transactions may not have the opportunity to do so. We also have a staggered board of directors, which makes it difficult for stockholders to change the composition of our board of directors in any one year. If a tender offer, change in control transaction, takeover attempt or change in our board of directors is prevented or delayed, the market price of our common stock could decline. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.
We can issue shares of preferred stock that may adversely affect the rights of a stockholder of our common stock.
          Our certificate of incorporation authorizes us to issue up to 27,227,668 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of stockholders of our common stock. For example, an issuance of shares of preferred stock could:
•	adversely affect the voting power of the stockholders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the stockholders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

We have in the past and we may in the future issue additional shares of authorized preferred stock at any time.

Our failure to comply with applicable listing standards could result in the ineligibility of our common stock for quotation on the Nasdaq National Market and severely limit the ability to sell our common stock.
          Our common stock is quoted on the Nasdaq National Market. Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq will notify us that we may be de-listed from the Nasdaq National Market. If the closing bid price of our common stock does not thereafter regain compliance for a minimum of ten consecutive trading days during the 90 days following notification by Nasdaq, our common stock may no longer be eligible for quotation on the Nasdaq National Market. There can be no assurance that our common stock will remain eligible for quotation on the Nasdaq National Market. In addition, if our common stock were no longer eligible for such quotation, our stockholders would not be able to sell our common stock on the Nasdaq National Market, and their ability to sell any of our common stock could be severely if not completely limited.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
          This prospectus and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference and that are referenced under the section entitled “Additional Information” on page 70, contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding our intentions, expectations and beliefs regarding the expected use of proceeds from the common stock offering that we completed in February 2005; EverQ’s factory construction activities; the location of EverQ’s facilities, the continuation of our capacity programs; the ability of our capital programs to increase the capabilities and improve operational efficiency, capabilities and product attributes of our Marlboro facility; the dedication of a portion of our factory capacity to developing technologies and the effect of such dedication on our operations; modest margin improvement in the near future; the initial capacity of the EverQ facility; capacity expansion plans for the EverQ facility; the financing of a portion of the expenditures related to EverQ through public grants under a German government grant program; the future receipt by EverQ of German government grants and the size of such government grant; our critical accounting policies and estimates; our estimate of warranty costs on products sold to date; the nature and type of the research and development contracts that we undertake; our research and development expenses; increases in our selling expenses in absolute dollars; increases in our sales efforts; the hiring of additional sales and other personnel; our initiation of marketing programs; the international expansion of our manufacturing operations and distribution network; our introduction of a new wafer growth process and the ability of such process to reduce the thickness of wafers and the associated raw material costs; the sufficiency of our cash, cash equivalents, marketable securities and borrowings available under our revolving credit facility to fund planned capital programs, expected commitments with our strategic partnership with Q Cells, our debt service obligations and repurchase commitments and to fund our operating expenses over the next twelve months; the quadrupling of our production capacity by adding a second manufacturing line as well as other improvements to the manufacturing equipment and the ability of such efforts to enable us to produce at an annualized production rate of approximately 15MW by year end 2005; the ability of our new solar products that are currently under development to generate a substantial portion of our revenues; our entering into new markets; the effect of our strategic partnership with Q-Cells to increase sales outside of North America; establishing local manufacturing facilities in international markets; establishing strategic relationships with third parties in the solar industry, particularly in international markets; augmentation or replacement of members of our management team; the effect of the availability of financing on the level of sales of off-grid solar applications; our pursuit of contract research, product development and market development programs; the sufficiency of our insurance for product liability claims are all forward-looking in nature. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially. Actual results and events could differ materially from those contemplated by these forward looking statements due to various risks and uncertainties.
          You should also consider carefully the statements set forth in the section entitled “Risk Factors” and other sections of this prospectus and in the other documents we have filed with the SEC and that are incorporated in this prospectus by reference, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

USE OF PROCEEDS
          We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the underlying common stock into which the notes may be converted.

DESCRIPTION OF NOTES
          We issued the notes pursuant to an indenture, dated as of June 29, 2005, between us and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture, the notes and the registration rights agreement which we entered into with the initial purchasers. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read those documents in their entirety because they, and not this description, will define your rights as holders of these notes. The indenture and registration rights agreement related to this prospectus have been filed as exhibits to our Current Report on Form 8-K filed June 29, 2005 and are incorporated herein by reference. You may request copies of these documents at our address set forth below under the caption “Additional Information.”
          As used in this “Description of the Notes” section, references to “we,” “our” or “us” refer solely to Evergreen Solar, Inc. and not to our consolidated subsidiaries, unless the context otherwise requires. When we refer to shares of “our common stock,” we mean shares of our common stock, par value $0.01 per share, as well as other shares of common stock, ordinary shares or other common equity interests, or American Depository Shares or similar instruments representing interests therein, into which the notes are convertible at any time in accordance with the indenture.
General
          The notes:
•	are in an aggregate principal amount of $90,000,000, provided that we may, without the consent of the holders, “reopen” the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the outstanding notes for U.S. federal income tax purposes;

•	bear interest at a rate of 4.375% per year, payable semiannually in arrears, on January 1 and July 1 of each year, beginning January 1, 2006;

•	are our subordinated and unsecured obligations and rank subordinate in right of payment to all of our existing and future senior debt, as defined;

•	are structurally subordinated to all liabilities of our subsidiaries to the extent of the assets of those subsidiaries;

•	are convertible by you at any time before the close of business on the business day immediately preceding the maturity date into shares of our common stock at an initial conversion rate of 135.3180 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $7.39 per share, subject to adjustment upon certain events as described under “— Conversion Rate Adjustments” below;

•	in connection with a change in control, as defined, under certain circumstances, are convertible by you into shares of our common stock at an initial conversion rate of 135.3180 shares per $1,000 principal amount of notes, subject to adjustment, plus an additional number of shares of our common stock as a make whole premium;

•	are redeemable for cash by us at our option, at any time and from time to time and in whole or in part, on or after July 6, 2008 subject to the conditions and at the prices, plus accrued and unpaid interest to but excluding the redemption date, described under “— Provisional Redemption” and “— Optional Redemption” below;

•	are subject to repurchase by us at your option if a designated event, as defined, occurs, at a price of 100% of the principal amount, plus accrued and unpaid interest to but excluding the repurchase date; and

•	are due on July 1, 2012, unless earlier converted, redeemed or repurchased.
          The indenture governing the notes does not contain any financial covenants and does not generally restrict us from paying dividends, incurring senior debt or any other additional debt or issuing or repurchasing our other securities. The indenture also will not protect you in the event of a highly leveraged transaction or a change in control of us, except to the extent described under “— Repurchase at the Option of the Holder Upon a Designated Event” below.
          The notes are issued in denominations of $1,000 and integral denominations of $1,000 in fully registered form.
          We will pay principal, premium, if any, and interest at maturity on definitive notes at our office or agency in New York City, which initially is currently the office or agency of the trustee in New York City.
          You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see “— Form, Denomination and Registration” below.
          We will pay principal, interest and premium, if any, on global notes to DTC in immediately available funds. We will pay interest prior to maturity on:
•	definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.
Interest
          The notes bear interest at an annual rate of 4.375% on the principal amount from June 29, 2005 or from the most recent date to which interest has been paid. We will pay interest in arrears on January 1 and July 1 of each year, commencing on January 1, 2006. Interest will be payable to holders of record at the close of business on the June 15 and December 15 (whether or not a business day) immediately preceding each respective interest payment date. Each payment of interest on the notes will include interest accrued through the day prior to the applicable interest payment date or the date of maturity (or earlier repurchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and interest scheduled to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.
          In addition, in the event of certain registration defaults, we will pay additional amounts of interest as described under “— Registration Rights of the Noteholders” below.
Conversion Rights
          You have the right to convert your notes, in whole or in part, into shares of our common stock at any time on or before the close of business on the business day immediately preceding the maturity date, unless your notes have been previously redeemed or repurchased. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase. In addition, if you have exercised your right to require us to repurchase your notes in connection with a designated event, you may convert your notes into our shares of our common stock only if you withdraw your notice and convert your notes before the close of business on the business day immediately preceding the repurchase date.
          The initial conversion rate for the notes for each $1,000 principal amount of notes is 135.3180 shares of our common stock, subject to adjustment as described under “— Conversion Rate Adjustments” below, which represents an initial conversion price of approximately $7.39 per share. Upon conversion, we will deliver to you a number of shares of our common stock equal to the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by the conversion rate then in effect (plus cash in lieu of fractional shares). A holder may convert only in denominations of $1,000 principal amount and whole multiples thereof.
          Except as provided in the next paragraph, upon conversion you will not receive any cash payment of accrued and unpaid interest and additional interest, if any, on the notes. Accrued and unpaid interest and additional interest, if any, is deemed to be paid in full with the shares of our common stock issued rather than cancelled, extinguished or forfeited.
          If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest and additional interest, if any, accrued and unpaid on such notes to but excluding such interest payment date, notwithstanding your conversion of those notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender such notes for conversion, you must pay to us an amount equal to the interest and additional interest, if any, that has accrued and will accrue and be paid on the notes being converted on the corresponding interest payment date. You are not required to make such payment:
•	if you convert your notes in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your notes in connection with a designated event and we have specified a designated event repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to such note.
          We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the shares of our common stock on the trading day immediately preceding the conversion date.
          If we reclassify or change our outstanding common stock or merge, consolidate or combine with, or sell or convey all or substantially all of our properties and assets to, any other person, as a result of which transaction holders of our common stock will be entitled to receive stock, securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such common stock, then the notes will be convertible only into the kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof) that the holder thereof would have been entitled to receive upon the transaction had such notes been converted into shares of our common stock immediately before the transaction, except in the limited case of a change in control where we elect to have the notes convertible into public acquiror common stock as described under “— Public Acquiror Change in Control” below. Such a transaction will be subject to the terms of the indenture described under “— Consolidation, Merger or Assumption” below. Although the transaction may be permitted under the indenture, it may constitute a designated event that is a change in control (each as defined under "— Repurchase at the Option of the Holder Upon a Designated Event” below) that would require us to repurchase the notes at your option.

Conversion Upon a Change in Control
     If a change in control occurs, you will have the right to convert your notes in connection with the change in control at any time during the period beginning 15 calendar days prior to the date announced by us as the anticipated date on which the change in control will become effective through and including the date that is 15 calendar days after the actual date on which the change in control becomes effective, which we refer to as the “effective date.” If you convert your notes in connection with the change in control, you will receive the number of shares of our common stock into which your notes are convertible (if the notes are surrendered for conversion prior to the earlier of the actual effective date of the change in control and the record date for receiving distributions in connection with the change in control) or the kind and amount of cash, securities and other assets or property that you would have received if you had held the number of shares of our common stock into which your notes were convertible immediately prior to such earlier date (if the notes are surrendered for conversion on or after such earlier date, provided that, if such earlier date is the record date, you will receive the cash, securities and other assets or property on the actual effective date of the change in control), together with, subject to our rights described under “— Public Acquiror Change in Control” below, in some circumstances, a make whole premium, which will be a number of additional shares of our common stock as set forth under “— Determination of the Make Whole Premium” below or the kind and amount of cash, securities and other assets or property that you would have received if you had held such number of additional shares prior to such earlier date, as the case may be, depending on whether the notes are surrendered for conversion prior to or on or after such earlier date.
     If you have submitted any or all of your notes for repurchase in connection with the change in control, your conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global note, you comply with appropriate DTC procedures.
     The payment of the make whole premium on notes converted in connection with a change in control may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of the notes. For more information regarding tax considerations, see the section below entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Conversion of Notes.”
Determination of the Make Whole Premium
     If you are entitled to a make whole premium in connection with a change in control as described under “— Conversion Upon a Change in Control” above, the number of additional shares of our common stock payable by us will be determined by reference to the table below and is based on the effective date and the price, which we refer to as the “share price,” paid per share of our common stock in the transaction constituting the change in control. If holders of the shares of our common stock receive only cash in the transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be equal to the average closing price of the shares of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of the change in control. The following table sets forth what the make whole premium would be at various share prices and effective dates, expressed as a number of additional shares of our common stock per $1,000 principal amount of notes.

Make Whole Premium Upon a Change in Control
(Number of Additional Shares per $1,000 Principal Amount of Notes)

	Effective Date
Share Price on	June 29,	July 1,	July 1,	July 1,	July 1,	July 1,	July 1,	July 1,
Effective Date	2005	2006	2007	2008	2009	2010	2011	2012
$ 6.16	27.06	27.06	27.06	27.06	27.06	27.06	27.06	0.00
$ 7.00	21.65	19.68	17.19	15.15	14.35	9.94	9.74	0.00
$ 8.00	17.13	15.01	12.13	8.77	8.10	2.99	2.87	0.00
$ 9.00	13.92	11.79	8.82	4.44	4.03	0.55	0.50	0.00
$10.00	11.57	9.52	6.62	1.84	1.62	0.04	0.03	0.00
$12.50	7.83	6.09	3.67	0.04	0.02	0.00	0.00	0.00
$15.00	5.70	4.29	2.37	0.00	0.00	0.00	0.00	0.00
$17.50	4.35	3.22	1.73	0.00	0.00	0.00	0.00	0.00
$20.00	3.42	2.52	1.35	0.00	0.00	0.00	0.00	0.00
$25.00	2.25	1.66	0.90	0.00	0.00	0.00	0.00	0.00
$30.00	1.54	1.14	0.63	0.00	0.00	0.00	0.00	0.00
$40.00	0.75	0.56	0.31	0.00	0.00	0.00	0.00	0.00
$50.00	0.35	0.25	0.13	0.00	0.00	0.00	0.00	0.00
     The actual share price and effective date may not be set forth on the table, in which case:
•	if the actual share price on the effective date is between two share prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two share prices and the two effective dates on the table based on a 365/366-day year, as applicable;

•	if the share price on the effective date exceeds $50.00 per share, subject to adjustment as described below, no make whole premium will be paid; and

•	if the share price on the effective date is less than $6.16 per share, subject to adjustment as described below, no make whole premium will be paid.
     The share prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments” below.
     Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of a note exceed 162.3376 shares per $1,000 principal amount of notes, subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (6) under “— Conversion Rate Adjustments” below.
Conversion Procedures
     If you hold a beneficial interest in a global note through a participant or an indirect participant, to convert your interest into shares of our common stock, you should contact your broker or the participant or indirect participant through whom you hold such beneficial interest to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. To convert beneficial interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program, and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
          If you hold a certificated note, to convert you must:
•	complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.
          The conversion date will be the date on which you have satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.
          You will not be required to pay any taxes or duties relating to the issuance or delivery of shares of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the shares of our common stock in a name other than your own. Certificates representing shares of our common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.
Conversion Rate Adjustments
          We will adjust the conversion rate (as well as the share prices and the number of additional shares in the make whole table provided under “— Determination of the Make Whole Premium” above) if any of the following events occur:
     (1) we issue to all holders of our common stock additional shares of our common stock as a dividend or distribution on shares of our common stock;
     (2) we issue to all holders of our common stock any rights or warrants to purchase, for a period of not more than 60 days, shares of our common stock (or securities convertible into shares of our common stock) at a price per share less than (or having a conversion price per share less than) the then-current market price per share of our common stock, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;
     (3) we subdivide or combine outstanding shares of our common stock;
     (4) we distribute to all holders of our common stock, either additional shares of our common stock, evidences of indebtedness or assets, including securities but excluding:
•	dividends or distributions specified in clause (1) above;

•	rights, warrants or convertible securities specified in clause (2) above;

•	dividends or distributions paid exclusively in cash; and

•	dividends and distributions in connection with a reclassification, consolidation, merger, combination, conveyance, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph;
     (5) we distribute cash to all holders of our common stock, including any quarterly cash dividend; or
     (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.
          However, adjustment shall not be required if holders of notes participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our board of directors determines to be fair and appropriate.
          In the case of any adjustment pursuant to clause (4) above, the conversion rate will be adjusted by multiplying the base conversion rate by a fraction:
•	the numerator of which is the current market price per share of our common stock; and

•	the denominator of which is (x) the current market price per share of our common stock minus (y) the fair market value, as determined by our board of directors, of the portion of those additional shares of our common stock, evidences of indebtedness or assets, including securities, so distributed applicable to one share of our common stock.
          However, if we distribute capital stock of, or similar equity interests in, one of our subsidiaries or other business units, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.
          If an adjustment is required in respect of a distribution of cash pursuant to clause (5) above, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the applicable record date by a fraction:
•	the numerator of which shall be the current market price (as defined below) per share of our common stock on the record date; and
•	the denominator of which shall be such current market price less the full amount of the distribution, in each case applicable to one share of our common stock.
          “Current market price” means the average of the daily closing sale prices per share of our common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the shares of our common stock trade, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

          In the case of any adjustment pursuant to clause (6) above, the conversion rate will be adjusted by multiplying the base conversion rate by a fraction:
•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock that we purchase in such tender or exchange offer and (y) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the average of the closing sale price per share of our common stock for each of the ten consecutive trading days next succeeding the expiration of such tender or exchange offer; and
•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the average of the closing sale price per share for each of the ten consecutive trading days next succeeding the expiration of such tender or exchange offer.
          To the extent that any rights plan we may adopt is in effect upon conversion of the notes into shares of our common stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless the rights have separated from the shares of our common stock at the time of conversion of the notes and, as a result, upon conversion of the notes into shares of our common stock, you would not be entitled to receive the rights, then in such case the conversion rate will be adjusted as if we distributed shares of our common stock, evidences of indebtedness or assets to all holders of our common stock as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          In the event of:
•	any reclassification of the shares of our common stock;
•	a consolidation, merger, binding share exchange or combination involving us; or
•	a sale or conveyance to another person or entity of all or substantially all of our assets;
in which holders of the shares of our common stock would be entitled to receive capital stock, other securities, other property, assets or cash for their shares of our common stock, then upon conversion of your notes you will generally be entitled to receive the same type (and in the same proportions) of consideration that you would have been entitled to receive if you had converted your notes into the shares of our common stock immediately prior to any of these events or, if we so elect, into shares of the public acquiror common stock (as defined under “— Public Acquiror Change in Control” below).
          We may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, increase the conversion rate if our board of directors determines that this increase would be in our best interests. Any such determination by our board will be conclusive. We will give holders of notes notice of such an increase in the conversion rate. We will comply with the Exchange Act and the rules and regulations under the Exchange Act, to the extent applicable, in connection with any such notice. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of shares of our common stock resulting from any dividend or distribution on the shares of our common stock or rights distribution or similar event.
          If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for U.S. federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, including ordinary dividends on shares of our common stock but generally excluding rights to subscribe for shares of our common stock, and, pursuant to the conversion price adjustment provisions of the indenture, the number of shares of our common stock into which notes are convertible is increased, that increase may be deemed for U.S. federal income tax purposes to be the payment of a taxable dividend to holders of the notes. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Dividends.”

          No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least one-tenth of 1%. Any adjustment not made will be taken into account in subsequent adjustments.
Provisional Redemption
          On or after July 6, 2008 and before July 1, 2010, we may redeem the notes, at any time and from time to time and in whole or in part, for cash at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption, only if the closing price of our common stock exceeds 130% of the then-current conversion price of the notes for at least 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the redemption notice.
Optional Redemption
          On or after July 1, 2010, we may redeem the notes, at any time and from time to time and in whole or in part, for cash at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price(%)
Beginning on July 1, 2010 and ending on June 30, 2011	101.250
Beginning on July 1, 2011 and ending on June 30, 2012	100.625
and 100% if redeemed on July 1, 2012, in each case plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption.
Redemption Procedures
          If we elect to redeem all or part of the notes, we will give at least 20, but no more than 60, days’ prior notice to you. If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or otherwise in accordance with the applicable procedures of the depository. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof.
          No sinking fund is provided for the notes, which means that the indenture will not require us to redeem or retire the notes periodically.
          We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing or if the principal amount of the notes has been accelerated.
Repurchase at the Option of the Holder Upon a Designated Event
          If a designated event (as defined below) occurs at any time prior to the maturity of the notes, we will mail to all record holders, as well as the trustee, a notice of the occurrence of a designated event within ten days after we have become aware of such an occurrence. A designated event will be deemed to have occurred upon a termination of trading or a change in control (each as defined below). Following receipt of our notice, you may require us to repurchase your notes, in whole or in part, on a repurchase date that will be 30 business days after the date of our notice. The notes will be repurchased only in integral multiples of $1,000 principal amount (or the entire principal amount of the notes held by any holder).
          If you elect to require us to repurchase the notes following the occurrence of a designated event, we will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record on the close of business on the corresponding record date.
          If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, prior to the close of business on the repurchase date specified in its designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures). We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.
          You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate number of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.
          In the event of a termination of trading, we will pay the repurchase price in cash.
          In the event of a change in control, we may, at our option, elect to pay the repurchase price in cash, shares of our common stock valued at a discount of 5% from the market price (as defined below) of our common stock or a combination thereof. If the amount of shares of our common stock to be issued in connection with any repurchase equals or exceeds 20% of the voting power of our outstanding stock prior to the issuance in connection with the repurchase, we may, under Nasdaq rules, be required to obtain the approval of our stockholders for such an issuance. We will notify the holders of the notes upon the determination of the actual number of shares of our common stock deliverable upon any repurchase of the notes.
          Our right to repurchase the notes, in whole or in part, in the event of a change in control with shares of our common stock is subject to our satisfying various conditions, including:
•	the listing of such shares of our common stock on the principal U.S. national securities exchange on which our common stock is then listed or, if not so listed, approved for quotation on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices;

•	the registration of such shares of our common stock under the Exchange Act, if required;

•	the eligibility of such shares of our common stock for immediate resale in the public market by our non-affiliates; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.
          If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of such holder’s notes entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given any notice that we are required to give to holders of the notes, except as described in the first sentence of this paragraph.
          The “market price” of our common stock means the closing sale price of our common stock on the third business day prior to the repurchase date (if the third business day prior to the repurchase date is a trading day or, if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on such day and ending on the repurchase date, of any event that would result in an adjustment to the conversion rate of the notes, as described under “— Conversion Rate Adjustments” above. Because the market price of our common stock is determined prior to the repurchase date, holders of the notes bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the repurchase date.
          We may pay the repurchase price or any portion of the repurchase price in shares of our common stock only if the information necessary to calculate the market price is publicly available. In connection with any redemption offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, including filing a Schedule TO or any other required schedule under the Exchange Act.
          A “designated event” will be deemed to have occurred upon a change in control or a termination of trading.
          A “change in control” means any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, binding share exchange, combination, reclassification or recapitalization or otherwise) in connection with which 50% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not at least 90% common stock (or ordinary shares or other common equity interests or American Depository Shares or similar instruments representing interests therein) that is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange or is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.
          A “termination of trading” means our common stock (or, if applicable, the public acquiror common stock) is neither listed for trading on a U.S. national securities exchange nor approved for quotation on the Nasdaq National Market, the Nasdaq SmallCap Market or any similar U.S. system of automated dissemination of quotations of securities prices.
          Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:
•	the principal amount being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn or, if not, such information as may be required under applicable DTC procedures and the indenture; and

•	the principal amount, if any, of the notes that remains subject to the repurchase notice.
          Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including book-entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note.
          If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the repurchase date, then, on and after the business day following the repurchase date:
•	the note will cease to be outstanding;

•	interest will cease to accrue in respect of any date from and after the repurchase date; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note;

in each case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.
          We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a designated event.
          These designated event repurchase rights could discourage a potential acquiror of us. However, this designated event repurchase feature is not the result of our management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation or part of a plan by our management to adopt a series of anti-takeover provisions. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. No notes may be repurchased by us at the option of holders upon a designated event if the principal amount of the notes has been accelerated and such acceleration has not been rescinded.
          We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit or financing agreements or other agreements relating to our debt may contain provisions prohibiting repurchase of the notes under certain circumstances or expressly prohibit the repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.
Public Acquiror Change in Control
          In the event of a change in control involving an acquiror that has its common stock (or ordinary shares or other common equity interests or American Depository Shares or similar instruments representing interests therein) listed on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market, or that will be so listed or approved when issued or exchanged in connection with such change in control, which we refer to as a “public acquiror common stock,” we may, in lieu of paying a make whole premium as described under “— Determination of the Make Whole Premium” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such change in control, holders of the notes will be entitled to convert their notes into shares of such public acquiror common stock. If an acquiror does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have public acquiror common stock if a corporation that directly or indirectly owns at least a majority of the acquiror has a class of common stock satisfying the foregoing requirement, in which case all references to public acquiror common stock shall refer to such class of common stock. Our right to make such election (and thus to be under no obligation to pay the make whole premium) is subject to the satisfaction of various conditions, including:
•	the listing of the shares of public acquiror common stock into which the notes are convertible on the principal U.S. national securities exchange on which the public acquiror common stock is listed or, if not so listed, approved for quotation on the Nasdaq National Market;
•	the registration of such shares of public acquiror common stock under the Exchange Act, if required;
•	the eligibility of such shares of public acquiror common stock for immediate resale in the public market by our non-affiliates; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.
     If such conditions are not satisfied by the effective date of the change in control, we will pay the make whole premium in connection with the change in control to electing holders as described under “— Determination of the Make Whole Premium” above.
     Within ten days after we have become aware of a change in control, we will mail to all record holders, as well as the trustee and paying agent, a notice indicating our intent to:
•	elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to require us to repurchase their notes as described under “— Repurchase at the Option of the Holder Upon a Designated Event” above, but will not have the right to the make whole premium described under “— Determination of the Make Whole Premium” above; or

•	not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to require us to repurchase their notes as described under “— Repurchase at the Option of the Holder Upon a Designated Event” above and the right, if applicable, to the make whole premium described under “— Determination of the Make Whole Premium” above.
     In the event we make such election, the conversion rate with respect to the notes shall be initially equal to the conversion rate of the notes immediately prior to the effective date of the change in control multiplied by the share price (as defined above) of our common stock and divided by the average closing sale price of the shares of common stock of the acquiror over the five trading-day period ending on the trading day preceding the effective date of the change in control.
Subordination of Notes
     The notes are our subordinated and unsecured obligations and rank subordinate in right of payment to all of our existing and future senior debt (as defined below). Any right we have to receive assets of any of our current and future subsidiaries upon that subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any debt of that subsidiary senior to that held by us. At July 2, 2005, the aggregate principal amount of our senior debt was approximately $1.5 million and our subsidiaries had no liabilities (excluding obligations that are inter-company in nature and trade payables incurred in the ordinary course of business).
     The indenture does not limit our ability to incur senior debt or any other additional debt or the amount of debt or other liabilities our subsidiaries may incur. Our ability to make required interest, principal, repurchase or redemption payments on the notes may be impaired as a result of the obligations of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore, whether by dividends or loans or other payments.
     The indenture provides that upon any payment or distribution of our assets or securities to creditors of any kind or character, whether in cash, property or securities, in connection with our dissolution or winding up or our total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of our senior debt will first be entitled to receive payment in full in cash or cash equivalents of principal of and premium, if any and interest on such senior debt (whether or not allowed in such proceeding) before the holders of notes are entitled to receive any payment of principal of or premium, if any or interest on the notes or on account of the purchase or redemption or other acquisition of notes by us or any of our subsidiaries. In the event that notwithstanding the foregoing, the trustee or the holder of any note receives any payment or distribution of our assets of any kind or character (excluding shares of our common stock or securities provided for in a plan of reorganization or readjustment that are subordinate in right of payment to all senior debt to substantially the same extent as the notes are so subordinated) before all our senior debt is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of our assets for application to the payment of all our senior debt remaining unpaid, to the extent necessary to pay the senior debt in full.
     In addition, if the notes are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to them of senior debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we are required to promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.
     The indenture provides that if any default by us has occurred and is continuing in the payment of principal of, or premium, if any, or interest on, or rent or other payment obligations in respect of, any senior debt, then no payment shall be made on account of principal of, or premium, if any, or interest on, the notes, until all such payments due in respect of such senior debt have been paid in full in cash or other payment satisfactory to the holders of such senior debt.
     During the continuance of any event of default with respect to any designated senior debt (as defined below), other than a default in payment of the principal of, or premium, if any, or interest on, or rent or other payment obligations in respect of, any designated senior debt, that permits its holders to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), we may not make any payment directly or indirectly, with respect to principal of, or premium, if any, or interest on, the notes, for a period of 179 days, which we refer to as a “blockage period,” following written notice to us, from any holder, or the trustee or other representative for, such designated senior debt, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or such designated senior debt has been paid in full in cash or other payment satisfactory to the holders of such designated senior debt. Not more than one blockage period may be commenced during any period of 360 consecutive days, and there must be 180 consecutive days in any 360-day period in which no blockage period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any blockage period with respect to the designated senior debt initiating such blockage period shall be, or shall be made, the basis for the commencement of a second blockage period by any holder of, or the trustee or other representative for, such designated senior debt, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.
     However, if the maturity of such designated senior debt is accelerated (or, in the case of a lease, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes until such designated senior debt has been paid in full in cash or other payment satisfactory to the holders of such designated senior debt or such acceleration (or termination, in the case of the lease) has been cured or waived or ceases to exist.
     The term “senior debt” means:
•	principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on our indebtedness (as defined below);

•	rent payable on our indebtedness;

•	termination payments with respect to or in connection with our indebtedness; and

•	all fees, costs, expenses and other amounts accrued or due on or in connection with our indebtedness;
in each case whether such indebtedness is outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings thereof or amendments, modifications or supplements thereto, except for:
•	any indebtedness that by its terms expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior to the notes;
•	any indebtedness to our subsidiaries, a majority of the voting stock of which we directly or indirectly own; and
•	the notes.
     The term “indebtedness” means, with respect to any person:
•	all indebtedness, obligations and other liabilities, contingent or otherwise, of that person:

•	for borrowed money, including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments;

•	evidenced by bonds, notes or other instruments for the payment of money; or

•	incurred in connection with the acquisition of any property, services or assets, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

•	all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

•	all obligations and liabilities, contingent or otherwise, in respect of:

•	leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person; and

•	any lease or related documents, including a purchase agreement, in connection with the lease of real property that provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

•	all obligations of such person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

•	all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in the first four bullet points above;

•	any indebtedness or other obligations described in the first five bullet points above secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such person, regardless of whether or not the indebtedness or other obligation secured thereby shall have been assumed by such person; and

•	any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in any of the first six bullet points above.
          Any senior debt will continue to be senior debt and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.
          The term “designated senior debt” means senior debt under our existing loan and security agreement and any other senior debt that, at the date of determination, has an aggregate amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $5 million and is specifically designated by us in the instrument evidencing or governing such senior debt or in another writing as “designated senior debt” for purposes of the indenture. However, the instrument or other writing may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.
Events of Default
          Each of the following is an event of default under the indenture:
     (1) our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;
     (2) our failure to pay an installment of interest, including additional interest (as defined under “— Registration Rights of the Noteholders” below), if any, on any of the notes for 30 days after the date when due;
     (3) our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;
     (4) our failure or the failure of any of our subsidiaries that is a “significant subsidiary” (within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC) to pay when due, either at maturity or upon acceleration, any debt in excess of $15 million principal amount under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any such significant subsidiary if such debt is not discharged, and the acceleration of such indebtedness is not waived, cured, rescinded or annulled, within 30 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;
     (5) certain events of bankruptcy or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary (as defined above) of ours; or
     (6) our failure to provide notice of the occurrence of a designated event on a timely basis.
          The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.
     If an event of default specified in clause (5) above with respect to us occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than one specified in clause (5) above with respect to us (the default not having been cured or waived as provided under “— Modifications, Amendments, Waivers and Meetings” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Except as provided below, such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as described under “— Modifications, Amendments, Waivers and Meetings” below) is present, in each case upon the conditions provided in the indenture.
     No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless, among other things:
•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy;

•	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with that request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.
     However, the right of any holder to bring suit for the enforcement of any payment of principal, any redemption or repurchase amounts or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes or the right to convert will not be impaired or adversely affected without that holder’s consent. Accrued but unpaid interest will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default.
     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.
     We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.
Consolidation, Merger or Assumption
     We shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all our assets, whether in a single transaction or series of related transactions, to, any person, unless:
•	we are the resulting, surviving or transferee person, which we refer to as the “successor person,” or the successor person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the U.S. or any state thereof or the District of Columbia (provided that if, as a result of such consolidation, merger, conveyance, transfer or lease, the notes would be convertible into equity interests of a person other than us, then such other person shall be for U.S. federal income tax purposes an association taxable as a corporation) and the successor company (if not us) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the indenture and the notes, including the conversion rights;
•	immediately after giving effect to such transaction no event of default under the indenture has happened and is continuing; and
•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture and the notes.
Modifications, Amendments, Waivers and Meetings
     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:
•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of shares of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	making any changes or modifications necessary in connection with the registration of the notes and the shares of our common stock to be delivered upon conversion of the notes under the Securities Act as contemplated in the registration rights agreement relating to the notes, provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and that will not adversely affect the interests of the holders of notes.

     The indenture (including the terms and conditions of the notes) may also be modified or amended, and past defaults by us may be waived (other than a default of any payment on the notes, which may only be waived with the consent of each affected holder of notes), either:
•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding; or
•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting, provided the quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.
     However, without the consent or the affirmative vote of each holder affected thereby, no modification or amendment to the indenture (including the terms and conditions of the notes) shall:
•	change the maturity of the principal of or any installment of interest on any note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	change the currency of payment of any note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify our obligations to maintain an office or agency in New York City;

•	amend the repurchase option of holders after the occurrence of a designated event or the conversion rights of holders of the notes in a manner adverse to the holders, provided that the execution of a supplemental indenture solely to permit a successor company to assume our obligations under the notes shall not be deemed to be adverse to the holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.
Satisfaction and Discharge
     We may satisfy and discharge our obligations under the indenture:
•	by delivering to the trustee for cancellation all outstanding notes; or
•	by depositing with the trustee, within one year before the notes have become due and payable, whether at stated maturity or any other redemption date, or within one year of the notes being scheduled for conversion or otherwise, cash or shares of our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and all other sums payable by us under the indenture.

Repurchase and Cancellation
     All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market by tender at any price or by private agreement. Any note so purchased may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.
Governing Law
     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Trustee
     U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes and may be reached at 633 West Fifth Street, 24th Floor, Los Angeles, California 90071, Attention: Corporate Trust Services (Evergreen Solar 4.375% Convertible Subordinated Notes due 2012), Telephone: (213) 615-6043, Facsimile: (213) 615-6197. American Stock Transfer & Trust Company is the transfer agent and registrar for shares of our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.
Registration Rights of the Noteholders
     In connection with the initial private placement of the notes, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes. Pursuant to the agreement we agreed to file a shelf registration statement with the SEC covering resale of the registrable securities (as defined below) within 90 days after the closing date of the private placement of the notes. We also agreed to use our reasonable efforts to cause the shelf registration statement to become effective within 180 days of such closing date and to keep the shelf registration statement effective until the date there are no longer any registrable securities.
     The term “registrable securities” means the notes and to the shares of our common stock issuable upon conversion of the notes until the earliest of:
•	the effective registration under the Securities Act and the resale of the registrable securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act for holders that are not our affiliates;

•	the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act or any similar provision then in force;

•	the date on which the registrable securities cease to be outstanding; and

•	June 29, 2007.

     We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:
•	an aggregate of 30 days for all suspensions in any three-month period; or
•	an aggregate of 90 days for all suspensions in any 12-month period.
     Pursuant to the registration rights agreement, we have agreed to pay predetermined additional interest on notes that are registrable securities if the shelf registration statement is not timely filed or made effective or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above. Additional interest will be paid semiannually in arrears, with the first semiannual payment due on the first January 1 or July 1 to occur after the date on which such additional interest begin to accrue and will accrue at a rate per year equal to:
•	0.25% of the aggregate principal amount of the note per annum to and including the 90th day after the registration default; and
•	0.50% of the principal amount of a note per annum from and after the 91st day after such registration default until such default is cured.
     In no event will additional interest accrue at a rate per annum exceeding 0.50%. We will have no other liabilities for monetary damages with respect to our registration obligations.
     A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:
•	be named as a selling securityholder in the related prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.
     Under the registration rights agreement, we will:
•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are legally required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.
     The plan of distribution section of the shelf registration statement will permit resales of registrable securities by selling securityholders though brokers and dealers.
     We have filed the registration statement related to this prospectus to meet our obligations under the registration rights agreement. Pursuant to the registration rights agreement, we agreed to give notice to all holders of the filing and effectiveness of the shelf registration statement by issuing a press release to Business Wire. In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the shelf registration statement, you must have completed and delivered the questionnaire to us on or prior to the fifth business day before the effectiveness of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will use reasonable efforts, promptly after receipt, or promptly after the end of any period during which we have suspended use of the prospectus, to file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit you to deliver your prospectus to purchasers of registrable securities, subject to our rights to suspend the use of the prospectus, provided that in no event shall we be required to file a post-effective amendment to the shelf registration statement more frequently than once during any fiscal quarter. If you did not complete and deliver a questionnaire or provide the other information we may request, you were not named as a selling securityholder in this prospectus, and therefore are not permitted to sell your registrable securities pursuant to the shelf registration statement and will not be entitled to receive any additional interest.
Rule 144A Information Request
     We will make available to the holders or beneficial holders of the notes or the underlying shares of our common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” (within the meaning of Rule 144 under the Securities Act), assuming these securities have not been owned by any of our affiliates.
Form, Denomination and Registration
     Denomination and Registration. The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.
     Global Notes; Book-Entry Form. Except as provided below, notes sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act), or QIBs, will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
     QIBs may hold their interests in a note directly through DTC if such holder is a participant in DTC or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in clearing house funds. The laws of some states may require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the note to such persons may be limited.
     QIBs who are not participants may beneficially own interests in a note held by DTC only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”).
     So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:
•	not be entitled to have certificates registered in their names;
•	not receive physical delivery of certificates in definitive registered form; and
•	not be considered holders of the note.
     We will pay any additional interest as described under “— Registration Rights of the Noteholders” above and interest payments on the global notes and the repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:
•	for the records relating to, or payments made on account of, beneficial ownership interests in a note; or
•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We have been informed that DTC’s practice is to credit participants’ accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”
     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest. None of us, the trustee, the registrar, the paying agent or the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants to whose account with DTC interests in the note are credited and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.
     Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into shares of our common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York and a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures and may discontinue these procedures at any time.
     Definitive Notes. Definitive notes may be issued in exchange for notes represented by the global notes if DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or in certain other circumstances set forth in the indenture.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 27,227,668 shares of preferred stock, $0.01 par value, 26,227,668 shares of which are designated as Series A preferred stock. The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and by-laws. For greater detail about our capital stock, please refer to our certificate of incorporation and by-laws.
Common Stock
     As of August 31, 2005, there were 61,213,860 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.
Preferred Stock
     The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. As of August 31, 2005, there were 26,227,668 shares of our authorized preferred stock designated as Series A preferred stock, none of which were issued and outstanding. The rights, preferences, privileges and restriction of shares of Series A preferred stock have been fixed in a certificate of designation.
     Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock. Preferred stock, if any, will be fully paid and nonassessable upon issuance.
Delaware Law and Certain Provisions of Our Certificate of Incorporation and By-laws
     Certain provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     We are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
     Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent. Special meetings of our stockholders may be called only by the Chairman of our board of directors, a majority of our board of directors or our president. Our certificate of incorporation and by-laws also provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms. Except as otherwise set forth in our certificate of incorporation and by-laws, the stockholders may amend or repeal certain provisions of our certificate of incorporation and may amend, alter or repeal our by-laws only with the affirmative vote of the holders of 75% of the shares of capital stock issued and outstanding and entitled to vote at a general or special meeting of our stockholders, as applicable. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.
Transfer Agent
     The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York. Its address 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.
Listing
     Our common stock is quoted on the Nasdaq National Market under the trading symbol “ESLR.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or common stock. The summary generally applies only to investors that hold the notes or common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.
     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.
          U.S. Holders
     As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it is (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “U.S. Holder” also includes certain former citizens and residents of the Untied States. A “Non-U.S. Holder” is a beneficial owner of notes or shares of common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership or other entity. A holder of a note or common stock acquired upon conversion of a note, and partners in such partnership, should consult its own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.
          Taxation of Interest
     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. The issue price, of the notes is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). We believe that the notes were not issued with original issue discount for U.S. federal income tax purposes. We may be required to make payments of additional interest to holders of the notes if we do not file, or cause to be declared or keep effective, a registration statement, as described under “Description of the Notes — Registration Rights of the Noteholders” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore do not intend to treat the notes as subject to the special rules governing certain “contingent payment” debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to U.S. Holders as ordinary interest income at the time it accrues or is paid in accordance with the U.S. Holder’s normal method of tax accounting.
          Market Discount
          If a U.S. Holder acquires a note other than in connection with its original issue at a price that is less than its issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than 1/4 of one percent of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition. Under the market discount rules, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a note that has accrued market discount in a nonrecognition transaction in which the U.S. Holder receives property the basis of which is determined in whole or in part by reference to the basis of the note, the accrued market discount generally is includible in income at the time of such transaction only to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount attaches to the property received and is recognized as ordinary income upon the disposition of such property. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. Holder may elect, however, to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S Holder’s tax basis in the notes will be increased by the amount of market discount included in income. Unless a U.S. Holder elects to include market discount in income as it accrues, such U.S. Holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.
          Amortizable Bond Premium
               If a U.S Holder purchases a note at a price that exceeds the principal amount of the note, the amount of such excess is referred to as “bond premium” for U.S federal income tax purposes. The U.S Holder may elect to amortize the bond premium against interest payable on the note, except to the extent that the bond premium is attributable to the conversion feature of the note. In addition, any bond premium in excess of the interest payable on the note may be deductible over the term of the note. If a U.S. Holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the note is held. The amortized bond premium would reduce the U.S. Holder’s tax basis in the note. Any such election applies to all fully taxable bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.
          Sale, Exchange, Redemption or Other Disposition of Notes
     A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition, other than a transaction in which the holder receives any shares of common stock, the U.S. federal income tax consequences of which are described in the next two paragraphs. The holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s adjusted tax basis in the note will generally equal the amount the holder paid for the note (increased by the amount of market discount, if any, previously included in income, and decreased by the amount of amortized bond premium, if any). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year or short-term capital gain or loss if the holder held the note for one year or less at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.
     If, upon a change of control, a U.S. Holder requires us to repurchase some or all of the U.S. Holder’s notes and we elect to pay the repurchase price solely with shares of our common stock (other than cash in lieu of a fractional share of common stock) as described under “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event” above, and if the notes are “securities” for U.S. federal income tax purposes, the U.S. Holder generally would not recognize any gain or loss. With respect to cash received in lieu of a fractional share of common stock, the U.S. Holder would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the U.S. Holder’s basis in the common stock attributable to the fractional share. In addition, the value of any portion of the common stock received that is attributable to accrued interest on the notes that has not yet been taken into account would be taxed as ordinary income. The U.S. Holder’s adjusted tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) would equal the U.S. Holder’s adjusted tax basis in the note. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of repurchase.
     If, upon a change of control, a U.S. Holder requires us to repurchase some or all of the U.S. Holder’s notes and we elect to pay the repurchase price with a combination of shares of our common stock and cash as described under “Description of the Notes — Repurchase at the Option of the Holder Upon a Designated Event” above, and if the notes are “securities” for U.S. federal income tax purposes, the U.S. federal income tax treatment is not entirely clear. A U.S. Holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder generally would not be permitted to recognize loss, but generally would be required to recognize capital gain (subject to the market discount rules described above) in an amount equal to the lesser of the gain realized and the cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued interest). With respect to cash received in lieu of a fractional share of common stock, the U.S. Holder would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the U.S. Holder’s basis in the common stock attributable to the fractional share. In addition, any cash and the value of any portion of the common stock received that is attributable to accrued interest on the notes that has not yet been taken into account would be taxed as ordinary income. The U.S. Holder’s adjusted tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) generally would equal the adjusted tax basis of the note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock), and increased by the amount of gain recognized. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of repurchase.
     Alternatively, if we elect to pay the repurchase price with a combination of shares of our common stock and cash, and if the notes are “securities” for U.S. federal income tax purposes, the cash payment may be treated as proceeds from the sale of a portion of the note, and any common stock may be treated as received upon conversion of a portion of the note. The U.S. Holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as sold and the portion of the note treated as converted into common stock based on their relative fair market values. The U.S. Holder generally would recognize capital gain (subject to the market discount rules described above) or loss with respect to the portion of the note treated as sold equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the portion of the note treated as sold. The portion of any proceeds that is attributable to accrued interest would not be taken into account in computing the holder’s capital gain or loss. Instead, that portion would be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize any gain or loss. With respect to cash received in lieu of a fractional share of common stock, the U.S. Holder would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the U.S. Holder’s basis in the common stock attributable to the fractional share. In addition, the value of any portion of the common stock received that is attributable to accrued interest on the notes that has not yet been taken into account would be taxed as ordinary income. The adjusted tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. Holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of repurchase. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the receipt of a combination of cash and common stock in exchange for a note.
     It is also possible that if we elect to pay the repurchase price with a combination of shares of our common stock and cash, and if the notes are “securities” for U.S. federal income tax purposes, the U.S. Holder would be treated as exchanging the note in its entirety for our common stock, which would be taxed as described in the second paragraph above under “— Sale, Exchange, Redemption or Other Disposition of the Notes,” and then selling a portion of the common stock to us in a deemed redemption. The tax consequences of such a deemed redemption would depend in part upon whether the transaction were treated as a dividend for U.S. federal income tax purposes. U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences of a redemption of our common stock.
     If we elect to pay the repurchase price with shares of our common stock or a combination of shares of our common stock and cash, and if the notes are not securities for U.S. federal income tax purposes, then although it is not free from doubt, the exchange of the notes for common stock or a combination of cash and common stock likely would be subject to the general rules for exchanges described in the first paragraph of this section “— Sale, Exchange, Redemption or Other Disposition of Notes.”
          Conversion of Notes
     A U.S. Holder generally will not recognize any income, gain or loss on the conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock (which would be treated as if the fractional share were received and then immediately redeemed for cash), subject to the discussion under “Dividends” below regarding the possibility that the payment of the make whole premium on a note converted in connection with a change in control may be treated as a taxable stock dividend. With respect to cash received in lieu of a fractional share of common stock, the U.S. Holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the U.S. Holder’s basis in the common stock attributable to the fractional share. In addition, the value of any portion of the common stock received that is attributable to accrued interest on the notes that has not yet been taken into account will be taxed as ordinary income. The U.S. Holder’s adjusted tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. Holder’s adjusted tax basis in the note. The basis in any shares of common stock attributable to accrued interest will equal the fair market value of such shares when received. The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note. The holding period in any shares of common stock attributable to accrued interest will begin the day after the date of repurchase.

     In the event of a change in control of Evergreen Solar involving a public acquiror, the conversion rate and the related conversion obligation may be adjusted as described under “Description of the Notes — Public Acquiror Change in Control” above, such that holders of the notes would be entitled to convert their notes into shares of common stock of the acquiror. Depending upon the facts and circumstances at the time of the change in control, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a change in control of Evergreen Solar by an acquiror that is a public entity.
          Dividends
     If we make a distribution in respect of our common stock, including any common stock acquired upon conversion of a note, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction on a portion of any dividends received. Subject to certain exceptions, dividends received by non-corporate U.S Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.
     The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows note holders to receive more shares of common stock on conversion may increase the note holders’ proportionate interests in our earnings and profits or assets. In that case, the note holders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the note holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate note holders for distributions of cash or property to our stockholders. The payment of the make whole premium on notes converted in connection with a change in control also may be treated as a taxable stock dividend. Not all changes in conversion rate that allow note holders to receive more stock on conversion, however, increase the note holders’ proportionate interests in the Company. For instance, a change in conversion rate could simply prevent the dilution of the note holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the note holders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate and any payment of the make whole premium that is treated as a stock dividend would be treated like dividends paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate described in the previous paragraph.
          Sale, Exchange or Other Disposition of Common Stock
     A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. Subject to the market discount rules described above, the gain or loss recognized by a holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the note for more than one year or short-term capital gain or loss if the holder held the note for one year or less at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

          Non-U.S. Holders
     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).
          Taxation of Interest
     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:
•	owns, actually or constructively, at least 10% of our voting stock;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	is a “controlled foreign corporation” that is related to us.
     In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.
     If the portfolio interest exception does not apply, payments of interest to a nonresident person or entity would be subject to withholding tax at a 30% rate, or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence.
     The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than to the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.
          Sale, Exchange, Redemption, Conversion or Other Disposition of Notes
     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Taxation of Interest” above), unless:
•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

•	the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business; or

•	subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition.
     The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.
          Dividends
     Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “— U.S. Holders — Dividends” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced or eliminated under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form.
          Sale of Common Stock
     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock, unless the exceptions described under “— Non-U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” apply.
          Income or Gains Effectively Connected With a U.S. Trade or Business
     The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally would be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.
          Backup Withholding and Information Reporting
     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

     Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding, unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.
     We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld under the rules described above under “— Non-U.S. Holders — Taxation of Interest” and “— Non-U.S. Holders — Dividends.” Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on common stock or interest on notes may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.
     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

SELLING SECURITYHOLDERS
     We originally issued the notes in private placements in June 2005 to the initial purchasers, SG Cowen & Co., LLC, First Albany Capital Inc. and Merriman Curhan Ford & Co. The initial purchasers resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.
     The following table contains information as of August 31, 2005 with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

	Principal Amount
	at Maturity of		Number of Shares of
	Notes Beneficially		Common Stock That	Percentage of
	Owned That	Percentage of	May Be Sold	Common Stock
Name	May Be Sold	Notes Outstanding	(1)	Outstanding (2)
Aristeia International Limited(4)	$5,040,000	5.60%	682,002	1.10%
Aristeia Trading LLC(5)	$960,000	1.07%	129,905	*
B.C. McCabe Foundation(6)	$65,000	*	8,795	*
BNP Paribas Equity Strategies, SNC(7)	$1,632,000	1.81%	220,838	*
Boilermakers Blacksmith Pension Trust(8)	$1,200,000	1.33%	162,381	*
City of Shreveport (LA) Employees Retirement System(6)	$100,000	*	13,531	*
Commissioners of the Land Office(6)	$510,000	*	69,012	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(11)	$350,000	*	47,361	*
Delaware PERS(8)	$445,000	*	60,216	*
Hallmark Convertible Securities Fund(8)	$45,000	*	6,089	*
ICI American Holdings Trust(8)	$170,000	*	23,004	*
Intl. Truck & Engine Corp Non Contributory Retirement Plan Trust(6)	$580,000	*	78,484	*
Intl. Truck & Engine Corp Retirement Plan for Salaried Employee’s Trust(6)	$940,000	1.04%	127,198	*
KBC Financial Products USA Inc.(9)	$1,000,000	1.11%	135,317	*
KeySpan Foundation(6)	$35,000	*	4,736	*
KeySpan Insurance Company(6)	$60,000	*	8,119	*
Linden Capital LP(10)	$6,000,000	6.67%	811,907	1.31%
Lord Abbett Investment Trust – LA Convertible Fund(6)	$1,560,000	1.73%	211,096	*
Lyxor/Convertible Arbitrage Fund Limited(11)	$195,000	*	26,387	*
National Fuel & Gas Company Retirement Plan(6)	$290,000	*	39,242	*
NFS-SCI Funeral and Merchandise Fixed Common Trust(6)	$90,000	*	12,178	*
OCLC Online Computer Library Center Inc(8)	$25,000	*	3,382	*
Pension, Hospitalization Benefit Plan of the Electrical Ind Plan(6)	$350,000	*	47,361	*
SG Americas Securities LLC**	$1,800,000	2.00%	243,572	*
Singlehedge US Convertible Arbitrage Fund(11)	$143,000	*	19,350	*
State of Oregon Equity(8)	$2,190,000	2.43%	296,346	*
Sturgeon Limited(11)	$180,000	*	24,357	*
Sunrise Partners Limited Partnership(12)	$1,500,000	1.67%	202,976	*
Sygenta AG(8)	$125,000	*	16,914	*
Total Fina Elf Finance USA, Inc.(6)	$160,000	*	21,650	*

	Principal Amount
	at Maturity of		Number of Shares of
	Notes Beneficially		Common Stock That	Percentage of
	Owned That	Percentage of	May Be Sold	Common Stock
Name	May Be Sold	Notes Outstanding	(1)	Outstanding (2)
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited	$500,000	*	67,658	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	$3,500,000	3.89%	473,612	*
Vermont Mutual Insurance Company(6)	$190,000	*	25,710	*
Vicis Capital Master Fund(13)	$4,250,000	4.72%	575,101	*
Wachovia Bank, NA, as Trustee for the SCI Cemetery Merchandise Common Trust(6)	$55,000	*	7,442	*
Wachovia Bank, NA, as Trustee for the SCI Pre-Need Common Trust Fund(6)	$15,000	*	2,029	*
Any other holder of notes or future transferee, pledgee, donee or successor of any holder(3)	$53,750,000	59.72%	7,273,342	10.62%

*	Less than 1%
**	Broker Dealer

(1)	Assumes conversion of all of the holder’s notes at a conversion price of $7.39 per share of common stock. However, this conversion rate will be subject to adjustment as described under the section entitled “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 61,213,860 common stock outstanding as of August 31, 2005. In calculating each holder’s percentage of common stock outstanding, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	Information about other selling securityholders will be set forth in prospectus supplements or post-effective amendments, as required. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(4)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Anthony Frascella and Robert H. Lynch Jr.

(5)	Aristeia Advisors LLC is the investment manager for Aristeia Trading LLC. Aristeia Advisors LLC is jointly owned by Kevin Toner, Anthony Frascella and Robert H. Lynch Jr.

(6)	Maren Lindstrom has voting or investment power over these securities.

(7)	Christian Menestrier has voting or investment power over these securities. The selling security holder is an affiliate of a broker dealer.

(8)	Anne Houlihan has voting or investment power over these securities.

(9)	KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity. The selling security holder is an affiliate of a broker dealer.

(10)	Siu Min Wong has voting or investment power over these securities.

(11)	Christian Menestrier has voting or investment power over these securities.

(12)	S. Donald Sussman and Siu Min Wong have voting or investment power over these securities. The selling security holder is an affiliate of a broker dealer.

(13)	John Succo, Sky Lucas and Shad Stastney have voting or investment power over these securities.
          We prepared this table based on the information supplied to us by the selling securityholders named in the table.
          Information about other selling securityholders will be set forth in prospectus supplements or post-effective amendments, if required. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.
          Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. Except as otherwise indicated above, to our knowledge, the persons and entities named in the selling securityholder table have sole voting and sole investment power with respect to all securities which they beneficially own.

          None of the selling securityholders who are affiliates of broker-dealers purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities.
          Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See the section entitled “Plan of Distribution” for further information.

PLAN OF DISTRIBUTION
          We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:
•	directly by the selling securityholders or their pledgees, donees, transferees or any successors in interest (all of whom may be selling securityholders); or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.
          The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
          Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. To our knowledge based upon information provided to us by selling securityholders, the only selling securityholder who is a registered broker dealer is SG Americas Securities LLC and as such they may deemed to be an underwriter of the notes and the underlying common stock within the meaning of the Securities Act. Other than the performance of investment banking, commercial banking, advisory and other commercial services for us in the ordinary course of business, we do not have a material relationship with this broker-dealer and this broker-dealer does not have the right to designate or nominate a member or members of the board of directors. These securityholders purchased their notes in the open market for investment purposes, not directly from us, and we are not aware of any underwriting plan or agreement or passive market-making or stabilization transactions involving the purchase or distribution of these securities by these securityholders. Based on inquiries of selling securityholders, none of the selling securityholders who are affiliates of broker-dealers purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.
          If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
          The notes and the underlying common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

          These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
          These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
          In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.
          To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.
          Our common stock is quoted on the Nasdaq National Market under the symbol “ESLR.” We do not intend to apply for the listing of the notes on any securities exchange or for listing on the New York Stock Exchange. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.
          There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
          The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.
          Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

          We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS
          The validity of the securities offered by this prospectus has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York.
EXPERTS
          The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ADDITIONAL INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
          We “incorporate by reference” in this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement that is contained in a document incorporated by reference in this prospectus shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this prospectus.
          We incorporate by reference the documents listed below and any documents to the extent filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus but before the end of the offering made under this prospectus:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2004 (as filed on March 10, 2005), as amended on Form 10-K/A filed on April 29, 2005;

•	our quarterly report on Form 10-Q for the fiscal quarter ended April 2, 2005 (as filed on May 2, 2005);

•	our quarterly report on Form 10-Q for the fiscal quarter ended July 2, 2005 (as filed on August 11, 2005);

•	our current report on Form 8-K filed on January 14, 2005;

•	our amended current report on Form 8-K/A filed on January 21, 2005;

•	our current report on Form 8-K filed on February 7, 2005;

•	our current report on Form 8-K filed on February 24, 2005;

•	our current report on Form 8-K filed on April 28, 2005;

•	our current report on Form 8-K filed on June 29, 2005;

•	our current report on Form 8-K filed on July 21, 2005;

•	our current report on Form 8-K filed on August 2, 2005;

•	those portions of our definitive proxy statement for our annual meeting of stockholders held on July 15, 2005 that are deemed filed with the SEC (as filed on May 31, 2005); and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on October 4, 2000 pursuant to Section 12(g) of the Exchange Act.
          You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.
          We will provide a copy of all documents we incorporate by reference, at no cost, to any person that receives this prospectus. To request a copy of any of these documents, you should call or write our investor relations department at:
Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, MA 01752
Attention: Investor Relations
(508) 357-2221

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Trustee’s fees and expenses	$13,215
Accounting fees and expenses	56,000
Legal fees and expenses	275,000
Printing and engraving	40,000

Total	$384,215

Item 15. Indemnification of Directors and Officers
          The General Corporation Law of the State of Delaware and the Company’s charter provide for indemnification of the Company’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.
          In addition to the indemnification provided by the General Corporation Law of the State of Delaware and the Company’s charter, the Company has entered into an Indemnification Agreement with each of its directors pursuant to which the Company agrees to indemnify each director (1) for all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by such director by reason of any action or inaction on the part of such director while an officer or director or by reason of the fact that such director is or was serving at the request of the Company as a director, officer, employee or agent of the Company or other enterprise if such director acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (2) for all expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by the director in connection with the defense or settlement of any threatened, pending or completed action or proceeding by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that such director is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, by reason of any action or inaction on the part of such director while an officer or director or by reason of the fact that such director is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise if such director acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interest of the Company and its shareholders, except that no indemnification will be provided in respect of any claim, issue or mater as to which such Director is finally adjudicated by court orders or judgment to be liable to the Company in the performance of such director’s duty to the Company and its shareholders unless and only to the extent that the Delaware Court of Chancery or any other court in which such action or proceeding is or was brought determines upon application, that despite the adjudication of liability such director is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court deems proper. The Company is not obligated under the terms of the Indemnification Agreement to indemnify its directors (1) for proceedings or claims initiated or brought voluntarily by such director and not by way of defense, except for proceedings brought to establish or enforce a right of indemnification under the Indemnification Agreement or any other statute or law or otherwise as required under Section 145 of the General Corporation Law of the State of Delaware, (but such indemnification or advancement of expenses may be provided if the Company’s Board of Directors has approved the initiation of any such suit), (2) for any expenses incurred by a director with respect to any proceedings instituted by such director to enforce or interpret such director’s Indemnification

Agreement, if a court of competent jurisdiction determines that each of the material assertions made by such director in such proceeding was not made in good faith or was frivolous, (3) for expenses or liabilities paid directly to the directors by directors’ and officers’ insurance, (4) on account of any claims for an accounting of profits made from the purchase or sale by any director of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act, as amended, or (5) if indemnification would not be lawful.
          Directors and officers of the Company are also insured up to an aggregate of $20 million under a directors’ and officers’ liability insurance policy.
Item 16. Exhibits
     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number		Exhibit Title
4.1	(1)	Indenture, dated as of June 9, 2005 between the Registrant and U.S. Bank National Association, as Trustee. (Exhibit 4.4)

4.2	(2)	Form of 4.375% Convertible Subordinated Notes due 2012.

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	(1)	Registration Rights Agreement. (Exhibit 10.21)

12.1		Computation of Ratio of Earnings to Fixed Charges.

23.1		Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

24.1		Power of Attorney of certain directors and officers of Evergreen Solar, Inc. (see page II-4 of this Form S-3).

25.1		Form T-1 Statement of Eligibility of trustee for indenture under the Trust Indenture Act of 1939.

*	To be filed by amendment.

(1)	Incorporated herein by reference to the exhibits to the Company’s Current Report on Form 8-K dated June 29, 2005 (File No. 000-31687). The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.

(2)	Incorporated herein by reference to Exhibit A of Exhibit 4.4 to the Company’s Current Report on Form 8-K dated June 29, 2005 (File No. 000-31687)
Item 17. Undertakings
          The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,
     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a designated event in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlboro, State of Massachusetts, on September 2, 2005.

Evergreen Solar, Inc.

By:	/s/ Richard M. Feldt

Richard M. Feldt
President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Richard M. Feldt and Richard G. Chleboski as his true and lawful attorney-in-fact and agent, with the power of substitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Feldt	Chief Executive Officer, President and Director

Richard M. Feldt	(Principal Executive Officer	September 2, 2005

/s/ Richard G. Chleboski	Chief Financial Officer

Richard G. Chleboski	(Principal Financial and Accounting Officer)	September 2, 2005

/s/ Timothy Woodward	Chairman of the Board of Directors	August 31, 2005

Timothy Woodward

/s/ Philip J. Deutch	Director	August 31, 2005

Philip J. Deutch

/s/ Charles J. McDermott	Director	September 2, 2005

Charles J. McDermott

/s/ Michael El-Hillow	Director	August 31, 2005

Michael El-Hillow

EXHIBIT INDEX

Exhibit
Number		Exhibit Title
4.1	(1)	Indenture, dated as of June 9, 2005 between the Registrant and U.S. Bank National Association, as Trustee. (Exhibit 4.4)

4.2	(2)	Form of 4.375% Convertible Subordinated Notes due 2012.

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	(1)	Registration Rights Agreement. (Exhibit 10.21)

12.1		Computation of Ratio of Earnings to Fixed Charges.

23.1		Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

24.1		Power of Attorney of certain directors and officers of Evergreen Solar, Inc. (see page II-4 of this Form S-3).

25.1		Form T-1 Statement of Eligibility of trustee for indenture under the Trust Indenture Act of 1939.

*	To be filed by amendment.

(1)	Incorporated by reference to exhibits to the Company’s Current Report on Form 8-K dated June 29, 2005 (File No. 000-31687). The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.

(2)	Incorporated herein by reference to Exhibit A of Exhibit 4.4 to the Company’s Current Report on Form 8-K dated June 29, 2005 (File No. 000-31687)